UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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Plains Exploration & Production Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

March 29, 2007

Dear PXP Stockholder:

You are cordially invited to our Annual Stockholders’ Meeting on Thursday, May 3, 2007, at 9:00 a.m., Central Standard Time. The meeting will be held in the Fairfield Room of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77010.

At the annual meeting you will be asked to elect seven directors to our board of directors, to consider and vote upon proposed amendments to PXP’s 2004 Stock Incentive Plan and to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2007 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2006 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us on May 3. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

James C. Flores Chairman of the Board, President and Chief Executive Officer

PXP

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2007

To the Stockholders of Plains Exploration & Production Company:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Plains Exploration & Production Company will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77010, in the Fairfield Room, on May 3, 2007 at 9:00 a.m., Central Standard Time, for the following purposes:

1.	to elect seven nominees to the board of directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to consider and vote upon proposed amendments to PXP’s 2004 Stock Incentive Plan, including to increase the number of common shares that may be granted under the plan from 5,000,000 to 8,400,000;

3.	to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2007; and

4.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

PXP knows of no other matters to come before the annual meeting. Only stockholders of record at the close of business on March 22, 2007 are entitled to notice of, and to vote at, the annual meeting or at any adjournments or postponements thereof. Each share of PXP common stock is entitled to one vote per share. The election of directors requires the affirmative vote of a plurality of shares of PXP common stock present and entitled to vote. The approval of certain amendments to PXP’s 2004 Stock Incentive Plan requires the affirmative vote of the majority of votes cast on the proposal, provided that the total votes cast represents a majority of all shares of PXP common stock entitled to vote. The ratification of PricewaterhouseCoopers LLP as our independent auditors for 2007 requires the affirmative vote of a majority of the shares of PXP common stock present and voting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at PXP’s offices in Houston, Texas during normal business hours by any holder of PXP common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any PXP stockholder may inspect it for any purpose relevant to the annual meeting.

By Order of the Board of Directors,

John F. Wombwell Executive Vice President, General Counsel and Secretary

Houston, Texas

March 29, 2007

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed beginning March 29, 2007 in connection with the solicitation of proxies by the board of directors of Plains Exploration & Production Company for the Annual Meeting of Stockholders to be held on May 3, 2007.

The enclosed proxy is solicited by the board of directors of PXP. You may vote your shares by completing and returning the proxy card or, alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. The proxy may be revoked at any time before it is voted by submitting written notice of revocation to the secretary of the Company or by submitting another timely proxy by telephone, internet or mail. Unless revoked, shares represented by proxies will be voted at the meeting. The proposals listed in this proxy statement constitute the only business that the board of directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting.

Each share of common stock is entitled to one vote. No other securities are entitled to be voted at the annual meeting. Only stockholders of record at the close of business on March 22, 2007 are entitled to notice of, and to vote at, the meeting. As of the close of business on March 22, 2007, PXP had 72,498,189 shares of common stock outstanding. A majority of outstanding shares entitled to vote, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists. Abstentions and broker non-votes will have no effect on any proposal brought at the annual meeting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director named in this proxy statement, FOR the amendments to PXP’s 2004 Stock Incentive Plan and FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors.

We have retained Georgeson Shareholder Communications Inc. to solicit proxies from our stockholders at an estimated fee of $7,500, plus expenses. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear the expenses incurred in connection with the solicitation of proxies.

ELECTION OF DIRECTORS

At the annual meeting, PXP stockholders will elect seven individuals to serve as directors. The bylaws of PXP authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by PXP’s board of directors. Our current board of directors consists of Messrs. Flores, Arnold, Buckwalter, Dees, Delimitros, Gerry and Lollar. Each of the nominees is currently a member of our board of directors. The directors are elected to hold office until the next annual stockholder meeting in 2008 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The nominees have consented to be nominated and have expressed their intent to serve if elected. The PXP board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the PXP board, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the board of directors will be eligible to stand for election as directors at the annual meeting. See “Stockholder Proposals” on page 10 for information regarding the procedures for stockholders to submit director nominations.

The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to withhold your votes. Although PXP does not expect this to occur, if any nominee becomes unable to serve as a director before the annual meeting, the persons named as proxies have the discretionary authority to vote for substitute nominees proposed by the PXP board. The election of directors requires the affirmative vote of a plurality of shares of PXP common stock present and entitled to vote. The PXP board of directors recommends you vote to approve all nominees.

The following table sets forth certain information as of March 22, 2007 regarding our present directors and executive officers. They hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

Name	Age	Title
James C. Flores	47	Chairman of the Board, President and Chief Executive Officer
Isaac Arnold, Jr.	71	Director
Alan R. Buckwalter, III	60	Director
Jerry L. Dees	67	Director
Tom H. Delimitros	66	Director
Robert L. Gerry III	69	Director
John H. Lollar	68	Director
Doss R. Bourgeois	49	Executive Vice President—Exploration & Production
Winston M. Talbert	44	Executive Vice President and Chief Financial Officer
John F. Wombwell	45	Executive Vice President, General Counsel and Secretary

The following biographies describe the business experience of PXP’s directors and executive officers:

James C. Flores, Chairman of the Board, President and Chief Executive Officer and a Director since September 2002. He has been Chairman of the Board and Chief Executive Officer of PXP since December 2002, and President since March 2004. He was also Chairman of the Board of Plains Resources, Inc. (“Plains Resources,” now known as Vulcan Energy Corporation) from May 2001 to June 2004 and is currently a director of Vulcan Energy. He was Chief Executive Officer of Plains Resources from May 2001 to December 2002. He was Co-founder as well as Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 until January 2001 of Ocean Energy, Inc., an oil and gas company.

Isaac Arnold, Jr., Director since May 2004. He also was a director of Nuevo Energy Company from 1990 to May 2004. Mr. Arnold currently serves as Chairman of the Board of Quintana Petroleum Corporation. He has been a director of Legacy Holding Company since 1989 and Legacy Trust Company since 1997 and is currently Director Emeritus of both. He has been a director of Cullen Center Bank & Trust since its inception in 1969 and has been a director of Cullen/Frost Bankers, Inc. and is currently Director Emeritus of both. Mr. Arnold is a trustee of the Museum of Fine Arts Houston and The Texas Heart Institute. Mr. Arnold received his B.B.A. from the University of Houston in 1959.

Alan R. Buckwalter, III, Director since March 2003. He retired in January 2003 as Chairman of JPMorgan Chase Bank, South Region, a position he had held since 1998. From 1990 to 1998 he was President of Texas Commerce Bank—Houston, the predecessor entity of JPMorgan Chase Bank. Prior to 1990 Mr. Buckwalter held various executive management positions within the organization. Mr. Buckwalter currently serves on the boards of Service Corporation International, the Texas Medical Center, Greater Houston Area Red Cross, University of St. Thomas and St. Luke’s Hospital System. He sits on the Audit Committee and is Chairman of the Compensation Committee for Service Corporation International.

Jerry L. Dees, Director since September 2002. He also was a director of Plains Resources from 1997 to December 2002. Mr. Dees has been a director of Geotrace Technologies, Inc. since 2005. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991.

Tom H. Delimitros, Director since September 2002. He also was a director of Plains Resources from 1988 to December 2002. He has been a General Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a publicly traded energy services company. He currently serves as Chairman for three privately owned companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). From 1983 to 1988, Mr. Delimitros was a General Partner of Sunwestern Investment Funds and Senior Vice President of Sunwestern Management, Inc.

Robert L. Gerry, III, Director since May 2004. He was also a director of Nuevo from 1990 to May 2004. He has been chairman and chief executive officer of Vaalco Energy, Inc., a publicly traded independent oil and gas company which does not compete with PXP, since 1997. From 1994 to 1997, Mr. Gerry was vice chairman of Nuevo. Prior to that, he was president and chief operating officer of Nuevo since its formation in 1990. Mr. Gerry also currently serves as a trustee of Texas Children’s Hospital.

John H. Lollar, Director since September 2002. He also was a director of Plains Resources from 1995 to December 2002. He has been the Managing Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm, where he is a member of the Compensation Committee and Chairman of the Audit Committee. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

Doss R. Bourgeois, Executive Vice President—Exploration and Production since June 2006. He was PXP’s Vice President of Development from April 2006 to June 2006. He was also PXP’s Vice President Eastern Development Unit from May 2003 to April 2006. Prior to that time, Mr. Bourgeois was Vice President from August 1993 to May 2003 at Ocean Energy, Inc.

Winston M. Talbert, Executive Vice President and Chief Financial Officer since June 2006. He joined PXP in May 2003 as Vice President Finance & Investor Relations and in May 2004, Mr. Talbert became Vice President Finance & Treasurer. Prior to joining PXP, Mr. Talbert was Vice President and Treasurer at Ocean Energy, Inc. from August 2001 to May 2003 and Assistant Treasurer from October 1999 to August 2001.

John F. Wombwell, Executive Vice President, General Counsel and Secretary since September 2003. He was also Plains Resources’ Executive Vice President, General Counsel, and Secretary from September 2003 to June 2004. He was previously a Senior Executive Officer with two New York Stock Exchange traded companies, serving as General Counsel of ExpressJet Holdings, Inc. from April 2002 until September 2003 and prior to joining ExpressJet, Mr. Wombwell was General Counsel of Integrated Electrical Services, Inc. from January 1998 to April 2002. Prior to that time, Mr. Wombwell was a partner at the national law firm of Andrews Kurth LLP with a practice focused on representing public companies with respect to corporate and securities matters.

Committees of the Board of Directors

PXP’s board has established an audit committee, an organization & compensation committee and a nominating & corporate governance committee. Our board may establish other committees from time to time to facilitate the Company’s management. The composition of the committees is determined by the board of directors in its sole discretion. During 2006, PXP’s board held twelve meetings. No director attended fewer than 75% of the total number of meetings of PXP’s board and committees on which he served.

PXP’s audit committee currently consists of Messrs. Buckwalter, Delimitros, Gerry and Lollar, with Mr. Delimitros acting as chairman. Our audit committee selects PXP’s independent auditors to be engaged by the Company, reviews the plan, scope and results of PXP’s annual audit, and reviews PXP’s internal controls and financial management policies with our independent auditors. During 2006, our audit committee held five meetings. All of the members of PXP’s audit committee are non-employee directors, and the board has determined that a majority of the members of the audit committee, including Mr. Delimitros, are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

PXP’s organization & compensation committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Lollar acting as chairman. Our organization & compensation committee reviews and sets the chief executive officer’s compensation, establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and determines compensation for PXP’s other officers. In evaluating executive officer pay, the organization & compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The organization & compensation committee engaged Longnecker & Associates to assist it with compensation decisions in 2006. Longnecker was generally engaged to (i) provide an updated review of the market competitiveness for the total compensation packages and long-term incentives for the officers of PXP, (ii) prepare tally sheets to highlight the total reward dollars for the executive officers, including all components of compensation, benefits, severance and change-in-control payments; and (iii) provide updated review of board compensation against current industry standards taking into account recent changes in the governance climate and recommend actions to attract and retain outstanding board talent. The organization & compensation committee assesses the information it receives in accordance with its business judgment. The organization & compensation committee also periodically reviews director compensation.

PXP’s organization & compensation committee also administers the Company’s equity compensation plans and determines the number of shares covered by, and terms of, grants to executive officers and key employees. The committee, however, has authorized the chief executive officer to grant up to 100,000 SARS and/or restricted stock units to non-officer employees, primarily newly hired employees. The organization & compensation committee also periodically reviews compensation and equity-based plans and makes its recommendations to the board with respect to these areas.

All of the members of our compensation committee are non-employee directors. During 2006, PXP’s organization & compensation committee held two meetings.

PXP’s nominating & corporate governance committee currently consists of Messrs. Arnold, Dees and Lollar, with Mr. Dees acting as chairman. Our nominating & corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by PXP’s stockholders, and develops and recommends PXP’s corporate governance principles to the full board. During 2006, our nominating & corporate governance committee held one meeting.

PXP’s board of directors, in its business judgment, has determined that all current members of each of its committees are “independent” as defined in the NYSE governance rules and the applicable rules of the Securities and Exchange Commission. See the further discussion of directors’ independence below under “Director Nomination Process and Nominee Independence.”

PXP encourages all board members to attend the annual meeting. The directors of PXP may be introduced and acknowledged at the annual meeting. All of the directors attended the Company’s 2006 annual meeting.

Our non-management directors meet regularly in executive session. There is not one single non-management director who has been chosen to preside over executive sessions of PXP’s board of directors. The presiding director at each such session rotates among non-management members, in order of seniority of board service, such that the most senior non-management board member shall serve as presiding director at a session, the second most senior non-management member shall serve as presiding director at the next session, and so forth, with members of equal seniority serving in order of age, with the oldest serving first.

Compensation Committee Interlocks and Insider Participation

None of the members of our organization & compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or organization & compensation committee.

Director Nomination Process and Nominee Independence

Director Nomination Process. The PXP board of directors approves PXP’s director nominees based on the recommendation of the nominating & corporate governance committee. Each member of the nominating & corporate governance committee is a member of the PXP board of directors who satisfies the NYSE’s “independence” standards.

As provided in our bylaws, the number of directors on the PXP board of directors may from time to time be fixed by resolution of the board of directors; however, the board of directors may not be comprised of less than three directors. The nominating & corporate governance committee identifies nominees in various ways. The committee considers current directors that have expressed interest in and that continue to satisfy the criteria for serving on the PXP board of directors. The results of the PXP board of directors’ annual self-evaluation process is also an important consideration for board tenure. Current directors and members of PXP’s management may propose other nominees for the PXP board of directors, and the nominating & corporate governance committee may consider these individuals. From time to time, the committee may engage a third party search firm to assist in identifying potential director nominees as well.

The nominating & corporate governance committee also will consider any nominations received by the secretary of PXP from a stockholder of record on or before the 120th calendar day before the one-year anniversary date of the release of these proxy materials to stockholders. Any such stockholder nominations must be accompanied by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director on the PXP board of directors if elected. The nominating stockholder must also submit the name, age, business address and residence of the person the stockholder wishes to nominate; the principal occupation or employment of the person; the relevant biographical information of the person; and the number of shares of PXP common stock beneficially owned by the person. The nominating stockholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of PXP common stock that are owned beneficially and of record by such stockholder and such beneficial owner.

All PXP director nominees are evaluated according to the PXP nominating & corporate governance committee director qualification guidelines. These guidelines provide that qualifications for consideration as a director include a high level of leadership experience in business activities and a personal and professional reputation consistent with the image and reputation of PXP. Further, the guidelines provide that all PXP directors should have a breadth of knowledge about the issues affecting PXP and experience on boards of directors of other, preferably public, companies. Under the guidelines, PXP directors should have the ability to devote sufficient time to carrying out the duties as member of the PXP board of directors and accordingly, are required to limit their number of public company directorships to no more than six. Additionally, the independence of a potential board nominee is considered, as well as the diversity of background and experience, including with respect to age, gender and race. Finally, each director must have the appropriate knowledge and experience so that each director is able to be a productive member of the PXP board of directors. The nominating & corporate governance committee routinely seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the board, to PXP and its stockholders. PXP encourages and supports director education programs for its directors.

Each of the seven director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

Nominee Independence. The PXP board of directors has determined that all of the nominees standing for election at the PXP annual meeting, other than Mr. Flores, are independent of PXP because such nominees have no material relationship with PXP, either directly or as a partner, stockholder or affiliate of an organization that has a relationship with PXP. The board has made this determination based on the following:

Other than Mr. Flores, no nominee for director is or has been within the last three years an officer or employee of PXP or its subsidiaries or affiliates;

No nominee for director has an immediate family member who is or has been within the last three years an officer of PXP or its subsidiaries or has any current or past material relationship with PXP;

No nominee for director, other than Mr. Flores, has worked for, consulted with, been retained by, or received more than $100,000 in direct compensation from PXP aside from his or her compensation as a director;

No nominee for director or any immediate family member of the nominee is, or was within the past three years, a partner of or employed by the independent auditors for PXP;

No executive officer of PXP has served on the compensation committee or the board of directors of any corporation that employs a nominee for director or a member of the immediate family of any nominee for director in the last three years;

No nominee for director is an executive officer or employee, or an immediate family member of an executive officer, of any entity which PXP’s annual sales to or purchases from exceeded the greater of $1 million or 2% of either entity’s annual revenues for the last three years; and

No nominee for director serves as an executive officer of a charitable or non-profit organization to which PXP or its subsidiaries made charitable contributions or payments in fiscal year 2006 that exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues.

Board and Committee Governing Documents

Our board has established Corporate Governance Guidelines and the audit committee, nominating & corporate governance committee and the organization & compensation committee have adopted charters, copies of which are available at our website at www.pxp.com. Our board has also established a Policy Concerning Corporate Ethics and Conflicts of Interest, a copy of which is also available at our website at http://www.pxp.com/governance. Should there by any, we intend to post amendments to and waivers of our Policy Concerning Corporate Ethics and Conflicts of Interest (to the extent applicable to our principal executive officer, our principal financial officer and our principal accounting officer) at this location on our website. These documents are also available in print to any stockholder upon request by writing to the Corporate Secretary, Plains Exploration & Production Company, 700 Milam, Suite 3100, Houston, Texas 77002.

Stockholder and Other Interested Party Communications with Directors

We recognize the importance of providing its stockholders and other interested parties with the ability to communicate with members of PXP’s board of directors. Stockholders and other interested parties may send correspondence to PXP’s board of directors, including the non-management members as a group or to any individual director, at the following address: Plains Exploration & Production Company, Attn: General Counsel, 700 Milam, Suite 3100, Houston, Texas 77002. Correspondence may be sent by e-mail to hotline@pxp.com.

Your communication should indicate if you are a stockholder of the Company. All communications will be received by the General Counsel. Depending on the subject matter, the General Counsel will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The General Counsel will maintain copies of each communication received not marked confidential. Communications marked confidential will not be opened prior to forwarding to the board or any individual director. The General Counsel also will coordinate with the board or individual director, as applicable, to facilitate an appropriate response to each communication received.

This policy may be amended from time to time with the consent of our nominating & corporate governance committee, consistent with requirements of applicable laws, rules and regulations.

Stock Ownership Policy

Our directors are required to own shares of PXP common stock with a value equal to three times their annual retainer. All executive officers are required to own shares of PXP common stock with a value equal to three times their annual salary, or, for the Chief Executive Officer, with a value equal to five times his annual salary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth information regarding the beneficial ownership of PXP common stock as of March 22, 2007 by each director and named executive officer of PXP during 2006, all current executive officers and directors as a group, and each person known by PXP to own beneficially more than 5% of the outstanding shares of PXP common stock.

Beneficial ownership has been determined in accordance with applicable securities laws, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

Unless otherwise indicated, to the knowledge of PXP, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the PXP directors and current executive officers is 700 Milam Street, Suite 3100, Houston, Texas 77002.

The percentages are based on 72,498,189 shares of PXP common stock issued and outstanding as of March 22, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Isaac Arnold, Jr.	178,560	(1)	*
Doss R. Bourgeois	38,482	(2)	*
Alan R. Buckwalter, III	40,550	(3)	*
Jerry L. Dees	44,905	(4)	*
Tom H. Delimitros	35,876	(5)	*
James C. Flores	1,609,831	(6)	2.2%
Robert L. Gerry III	91,854	(7)	*
John H. Lollar	51,805	(5)	*
Winston M. Talbert	28,584	(8)	*
John F. Wombwell	157,573	(9)	*
Cynthia A. Feeback	37,306	(10)	*
Thomas M. Gladney	338,354	(11)	*
Stephen A. Thorington	189,960	(12)	*
Directors and Executive Officers as a group (10 persons)	2,278,020	(13)	3.1%
FMR Corp.	11,658,600	(14)	16.1%
BlackRock, Inc.	5,516,937	(15)	7.6%
Third Point LLC	5,500,000	(16)	7.6%

*	Represents less than 1%.
(1)	Includes 7,000 shares held by the Arnold Corporation. Also includes 10,000 shares of restricted stock that will vest within 60 days.
(2)	Includes 13,334 shares subject to restricted stock units that will vest within 60 days.
(3)	Includes 550 shares held as UGMA custodian for his children. Also includes 10,000 shares of restricted stock that will vest within 60 days.
(4)	Includes 10,000 shares of restricted stock that will vest within 60 days.
(5)	Includes 10,000 shares subject to restricted stock units that will vest within 60 days.
(6)	1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member, and 199 shares are held in a 401(k) account. The number above also includes 76,667 shares subject to restricted stock units that will vest within 60 days.
(7)	These shares include vested options to acquire 37,941 shares of PXP common stock and 10,000 shares of restricted stock that will vest within 60 days.

(8)	Includes 11,667 shares subject to restricted stock units that will vest within 60 days.
(9)	Includes 38,334 shares subject to restricted stock units that will vest within 60 days.
(10)	Includes 1,808 shares held in a 401(k) account and 13,334 shares subject to restricted stock units that vest within 60 days.
(11)	Mr. Gladney resigned from the Company on June 26, 2006. This information is based on Mr. Gladney’s Form 4 filed on April 3, 2006, together with information available to the Company prior to Mr. Gladney’s resignation. Also includes 630 shares held in a 401(k) account.
(12)	Mr. Thorington retired from the Company on April 11, 2006. This information is based on Mr. Thorington’s Form 4 filed on April 3, 2006, together with information available to the Company prior to Mr. Thorington’s retirement.
(13)	Excludes shares held by Ms. Feeback and Messrs. Gladney and Thorington as they are not currently executive officers.
(14)	Based on the Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2007, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 10,784,300 shares, or 14.9% of the outstanding shares, as a result of acting as investment adviser to various investment companies. Each of Edward C. Johnson 3d and FMR Corp. has sole power to dispose of the 10,784,300 shares owned by the Fidelity Funds. Neither Edward C. Johnson 3d nor FMR Corp. has the sole power to vote such shares. Fidelity Management Trust Company (“Fidelity Trust”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 25,200 shares as a result of acting as investment adviser to the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp. has sole voting and dispositive power over such 25,200 shares owned by Fidelity Trust. Pyramis Global Advisors Trust Company (“PGATC”), a wholly owned subsidiary of FMR Corp., is the beneficial owners of 542,800 shares as a result of serving as investment manager of institutional accounts. Each of Edward C. Johnson 3d and FMR Corp. has sole dispositive power over such 542,800 shares owned by PGATC and sole voting power over 480,300 of such shares owned by the institutional accounts managed by PGATC. Fidelity International Limited (“FIL”) is the beneficial owner of 306,300 shares. The address of Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGATC is 53 State Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.
(15)

Based on the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 13, 2007, BlackRock is the beneficial owner of 5,516,937 shares or 7.6% of the outstanding shares, as a result of being the parent holding company for a number of investment management subsidiaries. BlackRock has shared voting power with respect to all of these shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(16)

Based on the Schedule 13G/A filed by Third Point LLC and Daniel S. Loeb with the SEC on February 13, 2007, Third Point LLC (“Third Point”) is the beneficial owners of 5,500,000 shares, or 7.6% of the outstanding shares, as a result of acting as investment adviser to various hedge funds and managed accounts. Mr. Loeb is Chief Executive Officer of Third Point and controls its business activities. Each of Third Point LLC and Daniel S. Loeb have shared voting and dispositive power over the shares owned by the hedge funds and managed accounts. The address of Third Point and Mr. Loeb is 390 Park Avenue, 18th Floor, New York, New York 10022.

STOCKHOLDER PROPOSALS

Our corporate secretary must receive stockholders’ proposals intended to be presented at our 2008 annual stockholders’ meeting at our principal executive office on or before November 30, 2007 to be considered for inclusion in its proxy statement and form of proxy for the meeting. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if our corporate secretary receives any stockholder proposal at PXP’s principal executive office before February 13, 2008 but after November 30, 2007, that is intended to be presented at PXP’s 2008 annual meeting without inclusion in its proxy statement for the meeting, the proxies designated by PXP’s board will have discretionary authority to vote on such proposal.

AMENDMENT AND RESTATEMENT OF

PXP 2004 STOCK INCENTIVE PLAN PROPOSAL

Approval of the Amended and Restated 2004 Stock Incentive Plan

Our board of directors approved the amendment and restatement of the PXP 2004 Stock Incentive Plan in February 2007, subject to stockholder approval. The key amendments to the plan are summarized below. The full text of the Amended and Restated 2004 Stock Incentive Plan is attached as Annex A.

The 2004 Stock Incentive Plan

The PXP stockholders approved the PXP 2004 Stock Incentive Plan, or the Current 2004 Plan, in May 2004. PXP now seeks stockholder approval of the Amended and Restated 2004 Stock Incentive Plan, or the Amended 2004 Plan, to provide for certain amendments as described below. Approval of the Amended 2004 Plan requires the affirmative vote of the majority of votes cast on the proposal, provided that the total votes cast represents a majority of all shares of PXP common stock entitled to vote.

Proposed Amendments to the Current 2004 Stock Plan

The chart below summarizes the material amendments included in the Amended 2004 Plan. The following summary is qualified in its entirety by reference to the complete text of the Amended 2004 Plan, which is attached as Annex A.

Plan Provision	Current 2004 Plan	Amended 2004 Plan
Shares Authorized	5,000,000 shares.	8,400,000 shares.

Limitations of Awards

Maximum aggregate number of shares that may be granted as Restricted Stock Awards or Restricted Stock Units, other than shares of Restricted Stock made in settlement of Performance Units, is 5,000,000.

Maximum aggregate number of shares that may be granted as Incentive Stock Options is 5,000,000.

Maximum aggregate number of
shares that may be granted as
Restricted Stock Awards or
Restricted Stock Units, other
than shares of Restricted Stock
made in settlement of
Performance Units, is
8,400,000.

Maximum aggregate number of
shares that may be granted as
Incentive Stock Options is
8,400,000.

Plan Provision	Current 2004 Plan	Amended 2004 Plan

Grant limitations	Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, Other Stock-Based Awards: Maximum number of shares that may be granted to any one individual in any one calendar year period is 300,000.	Options, SARs, Restricted Stock,
Restricted Stock Units,
Performance Awards, Other
Stock-Based Awards: Maximum
number of shares that may be
granted to any one individual in
any one calendar year period is
500,000; provided, however,
that pursuant to existing
agreements, in the event of a
change in control, the maximum
number of shares that may be
the subject of options and
awards granted to any one
individual in such year may
exceed 500,000 shares but may
not in any event exceed
2,500,000.

The Amended 2004 Plan provides for the grant of stock options (including incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and non-qualified stock options) and other awards (including stock appreciation rights (SARs), performance units, performance shares, restricted stock and other stock-based awards) to PXP’s directors, officers and employees, individuals to whom PXP has extended written offers of employment, and our consultants and advisors. Our organization & compensation committee, described below, will administer the Amended 2004 Plan. Our organization & compensation committee may grant options and SARs on such terms, including vesting and payment forms, as it deems appropriate in its discretion; however, generally no option or SAR may be exercised more than 10 years after its grant, and the purchase price for incentive stock options and non-qualified stock options may not be less than 100% of the fair market value of PXP common stock on the date of grant. The committee may grant other awards on such terms and conditions as it may in its discretion decide.

Upon an event constituting a “change in control” (as defined in the Amended 2004 Plan) of PXP, all options and SARs will become immediately exercisable in full. In addition, in such an event, unless otherwise determined by our organization & compensation committee, all other awards will vest and all restrictions on such awards will lapse.

Number of Shares Available. The maximum number of shares that may be made the subject of options and awards granted under the Amended 2004 Plan is 8,400,000, including all shares subject to options and awards granted prior to the effective date of the Amended 2004 Plan, all of which may be made the subject of either restricted stock awards or restricted stock units or may be issued upon the exercise of incentive stock options. In addition, the maximum number of shares that may be the subject of options and awards granted to a participant in any one year is 500,000; provided, however, that pursuant to currently existing agreements, in the event of a change in control, the maximum number of shares that may be the subject of options and awards granted to a participant in such year may exceed 500,000, but may not in any event exceed 2,500,000 shares. The maximum dollar amount of cash or the fair market value of shares that any participant may receive in any calendar year in respect of performance units denominated in dollars may not exceed $1,000,000.

Administration. The plan is administered by a committee appointed by the board of directors of PXP, constituted so as to comply with Rule 16b-3 under the Exchange Act, and, to the extent necessary with respect to performance awards and options, with Section 162(m) of the Code.

The committee has the power to make regulations and guidelines for and to interpret the Amended 2004 Plan and to determine who is to receive options and awards under the Amended 2004 Plan. No member of the committee will be liable for any actions made in good faith with respect to the Amended 2004 Plan. PXP has agreed to indemnify each member of the committee administering the Amended 2004 Plan for all costs and expenses.

Eligibility. All directors, officers, employees and consultants of PXP, its subsidiaries and affiliates, and any individual to whom PXP, its subsidiaries or its affiliates has extended a formal written offer of employment, are eligible for the Amended 2004 Plan. We currently have 7 directors, 20 officers and approximately 600 employees that would be eligible to receive awards under the Amended 2004 Plan.

Stock Options

Exercise Price. The purchase price or the manner in which the exercise price is to be determined for shares under each option will be determined by the committee and set forth in the option agreement. However, the exercise price per share under each option may not be less than 100% of the fair market value of a share on the date the option is granted (110% in the case of an incentive stock option granted to an eligible individual who possesses more than 10% of the total combined voting power of all classes of stock of PXP, its subsidiaries or affiliates).

Exercise of option. Each option will become exercisable in such installments (which need not be equal) and at such times as the committee designates and sets forth in the option agreement. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but no later than the date the option expires. The committee may accelerate the exercisability of any option.

Term of option. The committee will determine the term of the options, provided that an option will not be exercised after the expiration of ten years from the date it was granted (five years in the case of an incentive stock option granted to an individual who possesses more than 10% of the total combined voting power of all classes of stock of PXP, its subsidiaries or affiliates).

Transferability. Rights under any option may not be transferred except by will or the laws of descent and distribution. The committee, however, may provide that the option may be transferred to members of the optionee’s immediate family or to trusts solely for the benefit of such immediate family members.

Stock Appreciation Rights

General. Each stock appreciation right, or SAR, is evidenced by a SAR agreement between PXP and the grantee. The committee specifies in each SAR agreement the number of covered shares, the exercise price and the vesting schedule. Upon exercise of a vested SAR, the grantee receives cash. Options may be granted in combination with SARs, or SARs may be added to outstanding options at any time after the grant. SARs may also be granted independently of options. A SAR permits the grantee to receive the appreciation in the value of the optioned stock directly from PXP in cash. The amount payable upon exercise of a SAR is measured by the difference between the fair market value of the common stock at exercise and the exercise price under the SAR. Generally, SARs coupled with options may be exercised at any time after the underlying options vest. Upon exercise of a SAR coupled with an option, the corresponding portion of the related option will be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

Exercise of SAR. Each SAR will become exercisable in such installments (which need not be equal) and at such times as the committee may designate and set forth in the SAR agreement. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the SAR expires. The committee may accelerate the exercisability of any SAR.

Term of SAR. The committee will determine the term of SARs but the term may not exceed ten years.

Transferability. Rights under any award may not be transferred except by will or the laws of descent and distribution. The committee, however, may provide that the SARs may be transferred to members of the grantee’s immediate family, or to trusts solely for the benefit of such immediate family members.

Restricted Stock

Grant. The committee may grant awards of restricted stock to eligible individuals, which will be evidenced by an agreement between PXP and the grantee setting out the applicable restrictions on, and terms and conditions of, the restricted stock.

Treatment of Dividends. At the time of grant, the committee may determine that the payment to the grantee of dividends declared or paid on such shares by PXP will be (a) deferred until the lapsing of the restrictions and (b) held by PXP for the account of the grantee until such time.

Lapse of Restrictions. Restrictions on shares of restricted stock will lapse at such times and on such terms as the committee determines. Unless the committee determines otherwise at the time of the grant of an award of restricted stock, the restrictions upon shares of restricted stock lapse upon a change in control of PXP.

Transferability. Until all restrictions upon the shares of restricted stock awarded to a grantee have lapsed, such shares and retained dividends may not be sold, pledged, transferred or otherwise disposed of.

Restricted Stock Units

General. A restricted stock unit is a right to receive a share of PXP common stock or a cash amount equal to the fair market value of one share of PXP common stock, as determined by the committee and the agreement between PXP and the grantee receiving such restricted stock unit.

Grant. The committee may grant awards of restricted stock units to the eligible individuals, which will be evidenced by an agreement between PXP and the grantee. Each agreement will contain such restrictions, terms and conditions as the committee in its discretion determines.

Rights of grantees. Until all restrictions upon the restricted stock units have lapsed, the grantee will not be a stockholder of PXP, nor have any of the rights or privileges of a stockholder of PXP, including voting rights and rights to receive dividends.

Vesting. Restricted stock units and any related securities, cash dividends or other property credited to the restricted stock unit account will vest at the time and on the terms as the committee determines. Unless the committee determines otherwise at the time of the grant, the restricted stock units will vest upon a change in control of PXP.

Transferability. Until all restrictions upon the restricted stock units awarded to a grantee have lapsed, the restricted stock units and any related securities, cash dividends or other property credited to a restricted stock unit account may not be sold, pledged, transferred or otherwise disposed of.

Performance Awards

General. The committee may grant awards of performance units and/or awards of performance shares. Performance units may be denominated in shares or a specific dollar amount and, contingent upon the attainment of specified performance objectives within the performance cycle, represent the right to receive specified payments. The maximum dollar amount of cash or the fair market value of the shares that any participant may receive in any calendar year in respect of performance units denominated in dollars is $1,000,000. A grantee becomes vested with respect to the performance units to the extent that the performance objectives set forth in the agreement are satisfied for the performance cycle. Regarding performance shares, the committee will provide the time(s) at which the actual shares represented by such award will be issued in the name of the grantee; provided, however, that no performance shares will be issued until the grantee has executed an agreement evidencing the award, the appropriate blank stock powers and, if required, an escrow agreement and any other documents.

Performance Objectives. Performance objectives for performance awards may include any of the following: (i) revenue, (ii) net income, (iii) operating income; (iv) earnings per share, (v) share price, (vi) pre-tax profits, (vii) net earnings, (viii) return on equity or assets, (ix) sales, (x) market share, (xi) total shareholder return, (xii) total shareholder return relative to peers or (xiii) any combination of the foregoing. Performance objectives may be in respect of the performance of the Company, any of its subsidiaries or affiliates, any of its divisions or segments or any combination thereof. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices), and may be expressed in terms of a progression within a specified range. The performance objectives with respect to a performance cycle shall be established in writing by the committee by the earlier of (x) the date on which a quarter of the performance cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance objectives remain substantially uncertain.

Transferability. Until all restrictions upon the performance shares awarded to a grantee have lapsed, the performance shares may not be sold, pledged, transferred or otherwise disposed of, nor will they be delivered to the grantee. The committee may impose such other restrictions and conditions on the performance shares, if any, it deems appropriate.

Capital Changes

If PXP common stock changes because of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in capital structure, appropriate adjustments will be made in the number of shares remaining available for future grant under the Amended 2004 Plan, the maximum number of options and SARs that may be granted to an individual in a fiscal year, the number of shares covered by each option and SAR and the exercise price under each option and SAR.

Liquidation, Dissolution or Reorganization

If PXP is party to a merger or other reorganization or is liquidated or dissolved, awards under the Amended 2004 Plan will be subject to the agreement of merger or reorganization or plan of liquidation or dissolution. Subject to the applicable change in control provisions set forth in the Amended 2004 Plan or any individual award, the agreement may provide for continuation of the awards by the surviving company, the assumption or substitution of the outstanding awards by the surviving company, full exercisability or vesting and accelerated expiration of the outstanding awards, or settlement of the full value of awards in cash or cash equivalents followed by cancellation.

Amendment and Termination of the Plan

The PXP board of directors may amend, alter, suspend or terminate the Amended 2004 Plan. However, PXP will obtain stockholder approval for any amendment to the Amended 2004 Plan to the extent necessary to comply with any applicable law. No action by the PXP board or stockholders may alter or impair any award previously granted under the Amended 2004 Plan without the written consent of the grantee. Unless terminated earlier, the Amended 2004 Plan automatically terminates ten years from its effective date.

Stock Plan Benefits Table

The following table presents information about the options, warrants and rights and other equity compensation under our equity plans as of December 31, 2006. The table does not include information about the Amended 2004 Plan or about tax qualified plans such as our 401(k) plan:

Plan category(1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plans approved by stockholders(2)	2,522,729	(3)	$15.8329	(4)	1,089,325	(5)

(1)	PXP does not have any options, warrants or rights outstanding or available for issuance under any non-stockholder approved equity compensation plans.
(2)	Consists of our 2002 Stock Incentive Plan and 2004 Stock Incentive Plan. Also consists of the Nuevo Energy Company 1993 Stock Incentive Plan, Nuevo Energy Company 1999 Stock Incentive Plan and the Nuevo Energy Company 2001 Stock Incentive Plan (the “Nuevo Plans”), each of which PXP assumed the obligations under in connection with the Nuevo merger in May 2004 which was approved by PXP stockholders.
(3)	Includes 98,392 shares which may be issued upon exercise of options outstanding under the Nuevo Plans. The remaining 2,424,337 shares are subject to outstanding restricted stock units.
(4)	Consists solely of options outstanding under the Nuevo Plans.
(5)	Consists solely of shares available for issuance under our 2002 Stock Incentive Plan and 2004 Stock Incentive Plan.

Certain Federal Income Tax Consequences

The following discussion is a general summary of the principal federal income tax consequences under current law relating to awards granted to employees under the Amended 2004 Plan. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Stock Options. An optionee will not recognize any taxable income upon the grant of a nonqualified stock option or an incentive stock option and PXP will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a nonqualified stock option, the excess of the fair market value of common stock on the date of exercise over the exercise price will be taxable as ordinary income to the optionee. Subject to any deduction limitation under Section 162(m) of the Code, PXP will generally be entitled to a federal income tax deduction in the same amount and at the same time as the optionee recognizes ordinary income, (which is discussed below). The subsequent disposition of shares acquired upon the exercise of a nonqualified option will ordinarily result in capital gain or loss.

On exercise of an incentive stock option, the holder will not recognize any income and PXP will not be entitled to a deduction. However, for purposes of the alternative minimum tax, the exercise of an incentive stock option will be treated as an exercise of a nonqualified stock option. Accordingly, the exercise of an incentive stock option may result in an alternative minimum tax liability.

The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a “disqualifying disposition”), the holder will recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the option was exercised over the option exercise price (or, in certain circumstances, the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be capital gain. Subject to any deduction limitation under Section 162(m) of the Code, PXP will generally be entitled to a federal income tax deduction in the same amount and at the same time as the optionee recognizes ordinary income.

If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if the option is an incentive stock option, and the previously owned shares were acquired on the exercise of an incentive stock option or other tax-qualified stock option, and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

Special rules may apply in the case of an optionee who is subject to Section 16 of the Exchange Act.

SARs. In general, a grantee would realize no taxable income upon the grant of SARs. Upon the exercise of a SAR, the grantee will include in ordinary income an amount equal to any cash received. Subject to any deduction limitation under Section 162(m) of the Code, PXP will generally be entitled to a federal income tax deduction in the same amount and at the same time as the participant recognizes ordinary income.

Restricted Stock. A grantee generally will not recognize taxable income upon the grant of restricted stock, and the recognition of any income will be postponed until such shares are no longer subject to the restriction or the risk of forfeiture. When either the restrictions or the risk of forfeiture lapses, the grantee will recognize ordinary income equal to the fair market value of the restricted stock at the time that such restrictions lapse and, subject to any deduction limitation under Section 162(m) of the Code, PXP will generally be entitled to a federal income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. A grantee may elect to be taxed at the time of the grant of restricted stock and, if this election is made, the grantee will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time of grant (determined without regard to any of the restrictions thereon) over the amount paid, if any, by the grantee for such shares. PXP will generally be entitled to a federal income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income.

Restricted Stock Unit. Generally, a grantee will not realize taxable income upon the grant of restricted stock units. Upon vesting, the participant would include in ordinary income an amount equal to any cash received or the value of any shares received. Subject to any deduction limitation under Section 162(m) of the Code, PXP will generally be entitled to a deduction equal to the amount of ordinary income recognized by the participant upon exercise.

Performance Shares and Performance Units. Generally, a grantee will not recognize any taxable income and PXP will not be entitled to a deduction upon the award of performance shares or performance units. At the time performance shares vest or the grantee receives a distribution with respect to performance units, the fair market value of the vested shares or the amount of any cash or shares received in payment for such awards generally is taxable to the grantee as ordinary income. Subject to any deduction limitation under Section 162(m) of the Code, PXP will be generally entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation,” the material terms of which are disclosed to and approved by the stockholders. PXP has structured and intends to implement and administer the Amended 2004 Plan so that compensation resulting from options and performance awards can qualify as “performance-based compensation.” Our organization & compensation committee, however, has the discretion to grant awards with terms that will result in the awards not constituting performance-based compensation. To allow PXP to qualify such options and performance awards as “performance-based compensation,” PXP is seeking stockholder approval of the Amended 2004 Plan and the material terms of the performance goals applicable to performance awards under the Amended 2004 Plan.

Section 280G of the Internal Revenue Code. Under certain circumstances, the accelerated vesting or exercise of options or the accelerated lapse of restrictions with respect to other awards in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and PXP may be denied a federal income tax deduction.

Section 409A Compliance. New Section 409A of the Code governs “nonqualified deferred compensation.” Generally, Awards granted under the 2004 Stock Incentive Plan are not intended to constitute nonqualified deferred compensation and therefore should not be subject to Section 409A. However, if any Award is considered nonqualified deferred compensation, the recipient of the Award could be liable for a 20% excise tax on the value of the Award if the Award is not compliant with the Section 409A requirements. Current guidance under Section 409A currently permits amendment of nonqualified deferred compensation arrangements so that they may be brought into compliance with Section 409A. Therefore, any provision under the 2004 Stock Incentive Plan that would cause it or any Award granted under it to fail to satisfy Code Section 409A will have no force or effect until it is amended to comply with Code Section 409A.

New Plan Benefits

Because awards under the Amended 2004 Plan are discretionary, awards to key employees are not determinable at this time. The committee has not granted any awards under the Amended 2004 Plan. However, pursuant to the terms of the deferred long-term retention agreements with Messrs. Flores and Wombwell, to the extent there are shares available under the 2004 Stock Incentive Plan or any successor plan at the time of each annual grant, such shares will be credited to the executive’s account. Please read “Compensation—Executive Compensation—Long-Term Retention and Deferral Arrangement” for more information.

The PXP board of directors unanimously proposes and recommends that you vote to approve the proposal to adopt the PXP Amended and Restated 2004 Stock Incentive Plan.

RATIFICATION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as independent auditors for PXP and its subsidiaries for the year ended December 31, 2006 and has acted as such since PXP’s formation in 2002 and for PXP’s former parent, Plains Resources Inc., since 1977. The audit committee of PXP’s board has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors to examine the financial statements of PXP for the fiscal year ending December 31, 2007, and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the adverse vote will be considered as a direction to the audit committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2007, will be permitted to stand unless the audit committee finds other reasons for making a change. It is understood that even if the selection of PricewaterhouseCoopers LLP is ratified, the audit committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of PXP and its stockholders.

The ratification of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a majority of the shares of PXP common stock present, in person or proxy, and voting at the annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

	2005	2006
Audit Fees:(1)	$1,565,100	$2,216,800
Audit-Related Fees:(2)	82,500	48,254
Tax Fees:(3)	—	—
All Other Fees:(4)	1,600	11,799

Total	$1,649,200	$2,276,853

(1)	Audit Fees: Fees billed for professional services rendered by PricewaterhouseCoopers LLP for (i) the integrated audits of PXP’s annual financial statements for the years ended December 31, 2005 and 2006, (ii) the review of PXP’s quarterly financial statements, and (iii) assurance and related services, including accounting advice related to securities transactions in 2005 and 2006.
(2)	Audit Related Fees: Fees billed by PricewaterhouseCoopers LLP for the performance of assurance and related services related to the audits of certain partnerships involved in PXP’s oil and gas operations. One hundred percent of the total audit-related fees in 2005 and 2006 were approved by the audit committee.
(3)	Tax Fees: Fees for professional services performed by PricewaterhouseCoopers LLP related to tax compliance, tax advice and tax planning.
(4)	All Other Fees: Fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet any of the above category descriptions. Fees billed by PricewaterhouseCoopers LLP in 2005 and 2006 are for an accounting research information service and in 2006 for agreed on procedures for compensation data included in the proxy statement. Such fees were approved by the audit committee.

The PXP audit committee recommends that you vote to approve the proposal to ratify the selection of PricewaterhouseCoopers LLP as PXP’s independent auditors for the fiscal year ending December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has established an audit committee, which currently consists of four Board members, Messrs. Delimitros, Buckwalter, Gerry, and Lollar. The Board of Directors has adopted a written charter for the committee, which has been annually reviewed by the Board and outlines the committee’s roles and responsibilities. A copy of the current audit committee charter is available on our website at www.pxp.com/governance.

Management of PXP has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting and financial controls. Our independent auditors are responsible for expressing an opinion on PXP’s internal controls over financial reporting and on the conformity of PXP’s audited financial statements with auditing standards generally accepted in the United States and ensuring that the financial statements fairly present PXP’s results of operations and financial position in accordance with accounting principles generally accepted in the United States. The audit committee monitors and oversees these processes. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the effectiveness of PXP’s financial reporting and controls.

The committee discussed with the independent auditors their judgments as to the quality and the effectiveness of PXP’s financial reporting and internal controls and such other matters as are required to be discussed with the committee under audit standards generally accepted in the United States. The audit committee has received and reviewed the written disclosures and the letter from its independent auditors required by Standard No. 1 of the Independence Standards Board and has discussed with the independent auditors the auditors’ independence. The committee has also considered whether the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditors’ independence. In addition, the committee has discussed with the independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in PXP’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The committee also appointed PricewaterhouseCoopers LLP to audit PXP’s financial statements for 2007.

AUDIT COMMITTEE

Tom H. Delimitros, Chairman

Alan R. Buckwalter, III

Robert L. Gerry III

John H. Lollar

AUDIT COMMITTEE FINANCIAL EXPERT

Each member of the audit committee is “independent” from PXP’s management, as that term is defined in the NYSE governance rules and the applicable rules of the SEC, as determined by the Board of Directors, in its business judgment. In addition, the PXP board of directors has determined that a majority of the audit committee, including Mr. Delimitros, are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

In February 2006, our board of directors adopted a written policy relating to the approval of transactions with related persons. For purposes of this policy, a related person transaction is one in which PXP was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Our policy provides for all compensation-related matters to be approved by the organization & compensation committee. All other related party transactions (i) must be reviewed and approved by the audit committee and be on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party or (ii) must be reviewed and approved by the disinterested members of our board of directors.

PRE-APPROVAL PROCEDURES

Our audit committee is responsible for the engagement of the independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The audit committee maintains a policy for the engagement of independent auditors that is intended to maintain the independence from PXP of the independent auditors. In adopting this policy, our audit committee considered the various services that independent auditors have historically performed or may be needed to perform in the future for PXP. Under this policy, which is subject to review and re-adoption at least annually by the audit committee:

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The audit committee approves the performance by the independent auditors of audit-related services, subject to restrictions in certain cases, based on the audit committee’s determination that this would not be likely to impair the independence of the independent auditors from PXP;

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PXP’s management must obtain the specific prior approval of our audit committee for each engagement of the independent auditors to perform any auditing or permitted non-audit services; provided however, that specific prior approval by the Company’s audit committee is not required for any auditing services that are within the scope of a pre-approved engagement and are consistent with other services provided by the auditor in the past; and provided further that specific prior approval is not required for permitted non-audit services that:

(i)	in the aggregate do not total more than $50,000;

(ii)	were not recognized by PXP at the time of the engagement to be non-audit services; and

(iii)	are promptly brought to the attention of the Company’s audit committee and approved by the audit committee in accordance with this policy prior to the completion of the audit.

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The performance by the independent auditors of certain types of services (bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible) is prohibited due to the likelihood that their independence would be impaired.

Any approval required under this policy must be given by our audit committee, by the chairman of the audit committee in office at the time, or by any other audit committee member to whom the audit committee has delegated that authority. PXP’s audit committee will not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by PXP’s audit committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PXP’s financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance PXP’s ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with PXP’s business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the ability of the independent auditors to exercise independent judgment in performing the audit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires PXP’s directors and executive officers, and persons who own more than ten percent of a registered class of PXP’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of PXP common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish PXP and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

Based solely on a review of the copies of such reports furnished to PXP and written representations that no other reports were required, PXP believes that all reporting obligations of PXP’s officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2006, with one exception. Mr. Dees’ Form 4 to report the receipt of common stock in lieu of board fees was required to be filed on September 17, 2006. As a consequence of an inadvertent administrative error, the Form 4 was filed late, on September 19, 2006.

COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our organization & compensation committee, or the committee, which is composed exclusively of three independent, non-employee directors, has responsibility for determining the compensation of our Chief Executive Officer and other officers. To carry out these responsibilities, the committee evaluates

•	the Company’s performance relative to its annual objectives,

•	the Company’s performance relative to changes in the industry (i.e., performance relative to the opportunities available), and

•	each officer’s contribution to the Company’s achievements during the year.

The committee retains an independent consultant to assist it in fulfilling its responsibilities.

Compensation Philosophy

The committee bases its executive compensation policy on the same principles that guide the Company in establishing all our compensation programs. We design programs to attract, retain, and motivate highly talented individuals at all levels of the organization. We reflect in our compensation the value of the job in the marketplace as well as the value of the individual to us. To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent. We base compensation on Company performance, individual performance and the level of job responsibility. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns.

Objectives of Compensation Program

The basic objectives of our executive compensation program are to:

•	enable the Company to attract, motivate and retain high caliber executive officers in order to build a strong management team that will maximize returns to the Company’s stockholders;

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emphasize “pay for performance” with a significant portion of the executive officers’ total compensation reflecting a risk aspect and return in the form of incentive compensation that is tied to the attainment of short- and long-term financial and strategic goals; and

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align the long-term interests of the executive officers with those of the Company’s stockholders through the use of restricted stock, restricted stock units and/or stock appreciation rights, or SARs, as an element of compensation.

Our executive compensation program currently includes three major components: base salary and benefits, annual incentive compensation and long-term incentives. Each element is intended to reward and motivate executives in different ways consistent with our overall guiding principles for compensation. The portion of total compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility, while, at the same time, making a greater percentage of an executive’s compensation tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. We do not have any form of pension or retirement arrangements other than a company-wide 401(k) plan and a long-term retention and deferral plan adopted during 2005.

Methodology

We consider various measures of Company and industry performance, including stockholder return, debt levels, reserve replacement, revenues, cash flow and costs. These data assist us in exercising judgment in establishing total compensation ranges. We do not assign these performance measures relative weights. Instead, we make a subjective determination after considering all such measures collectively.

We also compare, or benchmark, our programs with other independent exploration and production companies of comparable size and stature to us, against which we compete for management talent. This group of companies, which we refer to as our “peer group”, is periodically reviewed and updated by the committee. At the end of 2006, the board of directors modified the Company’s peer group, removing Cabot Oil & Gas Corp., Forest Oil Corporation, The Houston Exploration Company, Stone Energy Corp. and Vintage Petroleum, Inc. and adding Cimarex Energy Co. The companies comprising the current peer group are:

• Chesapeake Energy Corp.	• Cimarex Energy Co.
• Denbury Resources Inc.	• EOG Resources, Inc.
• Newfield Exploration Company	• Noble Energy, Inc.
• Pioneer Natural Resources Company	• Pogo Producing Company
• XTO Energy Inc.

Certain companies were removed from the peer group in 2006 because they were no longer comparable in revenues, or they were purchased by third parties. The committee and its independent compensation consultant both believe that when analyzing the Company’s peer group, it is appropriate for the Company to take into account not only the size of the Company today but the strategic plan for the Company in the future. The peer group analysis also takes into account the quality of management in order to evaluate the compensation required to maintain people at the same talent level. The committee intends to use this modified group of companies for benchmarking 2007 compensation.

We use the peer group data primarily to ensure that the executive compensation program as a whole is within range of comparative pay of the peer group companies when the Company achieves the targeted performance levels. We establish individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience, and our judgment as to individual performance. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion. The committee believes that PXP’s officers should generally be paid above market to reflect their high level of responsibility and the overall quality of the management team.

We also retain an independent compensation consultant, Longnecker & Associates, to assist us in evaluating our executive compensation programs and in setting our executive officers’ compensation. The consultant reports directly to the committee and may work with management when preparing materials for the committee. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the Company’s objectives. Representatives of the consultant attended all of the committee meetings in 2006.

Components of Executive Compensation for 2006

Base Salaries and Benefits

Base salaries for each of our executive officers are designed to be competitive with the external market and internally equitable, taking into consideration the performance of the individual and his or her contributions to our performance. Although no specific weight is assigned to these factors, the committee generally targets base salaries between the 50th and 75th percentile of the competitive market.

The competitive market consists of the peer group outlined above, together with the companies comprising several other industry surveys, both public and private. For 2006, the committee looked at between 7 and 12 industry surveys, in addition to the peer group, for each of the executive officers. The number of surveys varies between officers due to the availability of data with respect to compensation for the specific position of each executive officer. The committee reviews these surveys, together with proxy information of its peer group and consults with its independent compensation consultant to determine salary levels paid within the competitive market. Also, as noted above, the committee uses these surveys and the peer group to test for reasonableness and competitiveness of base salaries. In addition to this data, the committee also exercises subjective judgment in view of our compensation objectives and the executive’s total compensation.

Benefits are also established based upon a determination of what is needed to attract and retain talent. The Company’s primary benefits for executives include participation in the Company’s employee-wide 401(k) savings plan, the Company’s health, dental and vision plans, the executive deferred compensation plan, and various insurance plans, including disability and life insurance.

The Company provides executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The Company covers the costs of company-required physicals, certain business oriented club dues and gross up payments on certain perquisites for its executive officers. In addition, it has been the Company’s policy to allow the Company’s chief executive officer to make personal use of the Company’s aircraft. Executive vice presidents are generally permitted up to 15 personal flight hours per year.

Annual Incentive Compensation

A significant portion of each executive’s total compensation is variable and is dependent on achieving both short- and long-term financial and strategic goals. In general, performance will be judged based on attainment of annual business plan objectives and on stock price and other performance criteria relative to peer companies. Annual objectives may include oil and gas production levels, oil and gas reserve additions, achievement of income and/or cash flow targets, successful completion of major projects and other items that are considered to be critical to our success. These objectives are not specifically weighted in determining whether to award annual incentive payments to executive officers because the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ. Annual incentive compensation primarily consists of cash bonuses. Annual cash bonuses will be based upon a “target” cash bonus for each executive. After a year-end review of the Company’s performance, the committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the committee’s subjective evaluation of factors. An annual cash bonus may be more than, less than or equal to the target cash bonus amount based upon the committee’s evaluation. The target annual cash bonus for the chief executive officer and each executive vice president is 100% of such officer’s base salary.

Long-Term Incentive and Retention Compensation

We use long-term incentives to align executive and stockholder interests by rewarding executive performance that increases stockholder value. The committee anticipates that SARs, restricted stock and/or restricted stock unit awards will typically be granted annually to executive officers and to all employees generally. We believe that SARs, restricted stock and restricted stock unit awards provide employees the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the employees’ interests with those of the stockholders. We anticipate that SARs, restricted stock and restricted stock unit awards will generally be granted with three year vesting terms. SAR awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his heirs). Therefore, SARs will have no realizable value unless our stock price appreciates in value. These types of rewards also provide a compensation structure that we believe is transparent and easy for stockholders to understand. Additionally, these types of awards are less dilutive than pure option awards. SARs and restricted stock units have been granted broadly and throughout the organization, and the Company intends to grant awards to all of the Company’s employees in 2007.

Since 2002, the committee has used grants of restricted stock units to the executive officers to achieve these goals. The size of the award to an executive officer will generally be benchmarked between the 75th and 90th percentile of the competitive market, as defined above, although actual amounts may vary depending upon an officer’s individual performance, retention considerations or other special factors. The committee believes that the size of awards should reflect equity risk, as well as serve to ensure the long-term retention of the executive.

Stock Ownership Requirements

Because the committee believes in linking the interests of management and stockholders, PXP directors are required to own shares of PXP common stock with a value equal to three times their annual retainer. All executive officers are required to own shares of PXP common stock with a value equal to three times their annual salary, or, for the chief executive officer, with a value equal to five times his annual salary.

Long-Term Retention and Deferral Arrangement

As discussed under “—Executive Compensation—Long-Term Retention and Deferral Arrangement”, the committee adopted a long-term retention and deferred compensation plan in August 2005. The plan allows the executive officers to defer awards of equity compensation and in lieu thereof, an equivalent number of restricted stock units available under stockholder-approved plans will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but payment upon vesting will be deferred until, generally, the earlier of ten years from the date the deferral election is made, six months after termination without cause or for good reason, or death or disability. The Company is not required to make any contributions to this plan. The plan also is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. The plan is designed to serve several goals, including long-term retention, retirement benefits, tax deferral and equity motivation.

In addition, in August 2005, the committee approved a deferred long-term retention agreement with Mr. Flores and each of the other then current executive officers under the long-term retention and deferred compensation plan. Messrs. Flores and Wombwell are the only executives currently party to these agreements. The agreements generally provide for annual grants of restricted stock units to be credited to the account of each of the executives starting in 2005 and continuing until 2014. Each annual credit of restricted stock units is subject to continued service by the executive. The grants have varying vesting dates beginning five years after the initial grant date, but the payment of vested restricted stock units will be generally deferred until September 30, 2015, subject to certain exceptions. Like the long-term retention and deferred compensation plan, these agreements are designed to serve several goals. In particular and unlike typical pension plans, these agreements provide retirement benefits to the executive that are directly tied to the price of our common stock thereby providing long-term incentives that align executive and stockholder interests. Please read “—Executive Compensation—Long-Term Retention and Deferral Arrangement” for more information.

Termination and Change-in-Control Arrangements

Our chief executive officer and each of our executive vice presidents will receive benefits under their respective employment agreements in connection with a change of control, termination without cause, resignation for good reason, or disability. In addition, upon a change in control of the Company, all equity-based awards granted to these officers will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, and all restricted stock units and other incentive awards will be paid out as promptly as practicable. We believe these benefits are comparable to benefits offered by the market.

Please read “—Employment Agreements and Change-in-Control Arrangements” for additional information, including quantification of such benefits.

Overview of 2006

Transactions

On April 23, 2006, PXP entered into a merger agreement with Stone Energy Corporation. On June 22, 2006, the merger agreement was terminated by Stone in order for Stone to enter into a Merger Agreement with Energy Partners, Ltd. In connection with the termination of the merger agreement, PXP received a break-up fee of $43.5 million.

PXP entered into purchase and sale agreements with Occidental Petroleum Corporation and Statoil Gulf of Mexico LLC. Pursuant to such purchase and sale agreements, PXP sold:

•	its non-strategic oil and gas properties, primarily in California and Texas, for approximately $865 million in cash to Occidental in September 2006; and

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its working interests in two deepwater Gulf of Mexico discoveries, Bigfoot and Caesar, and one deepwater exploration prospect, Bigfoot North, comprising a total of four deepwater lease blocks, for approximately $706 million in cash to Statoil in November 2006.

In November 2006, PXP redeemed all of its $250 million outstanding 7 1/8% Senior Notes due 2014. In addition, PXP successfully tendered for $274,863,000 in aggregate principal amount, or 99.95%, of its outstanding 8 3/4% Senior Subordinated Notes due 2012.

Management Transition

In April of 2006, our Executive Vice President and Chief Financial Officer, Mr. Thorington, retired from the Company. On May 4, 2006, Ms. Feeback was appointed to serve as interim Chief Financial Officer until Mr. Talbert’s appointment as Executive Vice President and Chief Financial Officer on June 22, 2006. Because Ms. Feeback served as Chief Financial Officer for a period of time during the year, she is a named executive officer under the federal securities laws and therefore appears in the compensation tables set forth below. Ms. Feeback is not currently, and was not, prior to her appointment as interim Chief Financial Officer, deemed an executive officer. On June 26, 2006, our Executive Vice President—Exploration & Production, Mr. Gladney, resigned from the Company, and Mr. Bourgeois was appointed to such position.

As discussed below under “—Executive Compensation—Long-Term Retention and Deferral Arrangement”, the committee approved long-term retention and deferral agreements with Mr. Flores and each of the executive vice presidents. In addition to the motivation of, and funding of retirement for, the executive officers, one of the goals of these agreements was retention. The departures of Messrs. Thorington and Gladney have caused the committee to review the effectiveness of these agreements and accordingly, similar agreements were not entered into with Messrs. Talbert and Bourgeois. Instead, they were each granted 100,000 restricted stock units, which will vest in full on December 31, 2009.

2006 Compensation of the Chief Executive Officer

Mr. Flores accepted an appointment as our Chairman of the Board and Chief Executive Officer in September 2002, and in 2004 accepted the additional role of President. In 2006, Mr. Flores’ base salary was $800,000. Effective March 1, 2007, Mr. Flores’ base salary is $1,000,000. In accordance with the Company’s compensation philosophy, it is the committee’s intent to provide Mr. Flores with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. Mr. Flores was granted a cash bonus of $2,000,000 for the fiscal year 2006 based upon both Company and individual performance. The committee also approved an annual long-term incentive grant of 130,000 restricted stock units to Mr. Flores in February of 2006, which will vest over three years in one-third increments beginning on the anniversary of the last day of the fiscal quarter in which the grant occurred. In establishing Mr. Flores’ compensation for 2006, we applied the principles outlined above in the same manner as they were applied to the other named executives. In addition, consistent with our annual process, we assessed Mr. Flores’ 2005 performance when setting 2006 compensation. We considered the Company’s and Mr. Flores’ accomplishments and our own subjective assessment of his performance. We compared Company performance with that of the peer group companies, including total stockholder return, revenues, reserves and debt levels together with the successfulness of transactions and economic value added. We did not assign these performance measures relative weights but rather made a subjective determination after considering the data collectively.

As discussed above under “—Long-Term Incentive and Retention Compensation—Long-Term Retention and Deferral Arrangement”, and in order to promote long-term retention and provide a form of retirement benefit, and considering the Company’s performance under Mr. Flores’ leadership, in August 2005 the committee made a deferred long-term retention award to Mr. Flores to which 200,000 restricted stock units will be credited to an account for Mr. Flores annually for ten years, with the first 200,000 units credited as of September 30, 2005. Each annual credit of restricted stock units is subject to continued service by Mr. Flores. The number of restricted stock units to be credited to Mr. Flores’ account annually will increase to 300,000 effective upon the date that our common stock closes at or above $75.84 per share on any ten out of twenty consecutive trading days. In determining the size of this award, we took into consideration Mr. Flores’ individual performance, peer group award and retirement data, and the size of grants previously made to Mr. Flores. We considered that since the previous long-term retention awards were made, our total stockholder value increased approximately 120%, or $1.7 billion. In addition, in 2005 we had success relating to initiation of a deepwater and several onshore drilling programs, asset acquisitions and dispositions and hedge restructuring, among other corporate endeavors.

2006 Compensation of Named Executive Officers Other Than the Chief Executive Officer

Executive compensation in 2006 was tied to Company and individual performance, and was paid in accordance with the three elements of executive compensation, namely base salary and benefits, annual incentive compensation and long-term incentives.

Effective March 2006, the committee increased the base salaries of our executive vice presidents to $500,000. This increase is consistent with our philosophy of compensating all executive vice presidents consistently and based on market conditions.

For 2006, the committee awarded cash bonuses to each of Messrs. Wombwell, Bourgeois and Talbert in the amount of $1,000,000. Ms. Feeback was award a cash bonus of $300,000. The committee based these bonuses on the increasing contributions of the executives and the success of PXP in 2006.

In February 2006, the committee authorized a restricted stock unit grant of:

•	65,000 shares for each executive vice president, which consisted of Messrs. Wombwell, Thorington and Gladney at the time;

•	50,000 shares for Mr. Bourgeois (25,000 of which were pursuant to a special long-term retention award), who was Vice President—Eastern Developmental Unit at the time;

•	20,000 shares for Mr. Talbert, who was Vice President—Finance & Treasurer at the time; and

•	25,000 shares for Ms. Feeback, who was and still is Vice President, Controller and Chief Accounting Officer.

Each of these grants (other than Mr. Bourgeois’ special long-term retention award, which vests in full March 31, 2011) vest in one-third increments over three years beginning March 31, 2007. In connection with the promotions of Messrs. Bourgeois and Talbert, the committee granted each officer 100,000 restricted stock units, all of which will vest on December 31, 2009. In addition, the committee granted 100,000 restricted stock units to each of Messrs. Wombwell, Bourgeois and Talbert on November 8, 2006, which will only vest upon a change in control. These grants are intended to further retain and motivate our executive vice presidents. The Chief Executive Officer presents to the committee his assessment of executives, their accomplishments, and individual and corporate performance.

As discussed above under “—Long-Term Incentive and Retention Compensation—Long-Term Retention and Deferral Arrangement”, and in order to promote long-term retention and provide a form of retirement benefit, and considering the Company’s performance, in August 2005 the committee made a deferred long-term retention award to each of Messrs. Wombwell, Thorington and Gladney pursuant to which 33,000 restricted stock units will be credited to an account for each executive annually for ten years, with the first 33,000 units credited as of September 30, 2005. Each annual credit of restricted stock units is subject to continued service by the executive. As Messrs. Thorington and Gladney are no longer employed by us, Mr. Wombwell is the only executive vice president still party to this agreement. The number of restricted stock units to be credited to Mr. Wombwell’s account annually will increase to 50,000 effective upon the date that our common stock closes at or above $75.84 per share on any ten out of twenty consecutive trading days. In determining the size of this award, we took into consideration the executive’s individual performance, peer group award and retirement data, and the size of grants previously made to each executive. We considered that since the previous long-term retention awards were made, total stockholder value increased approximately 120%, or $1.7 billion. In addition, in 2005 we had success relating to initiation of a deepwater and several onshore drilling programs, asset acquisitions and dispositions and hedge restructuring, among other corporate endeavors.

Tax Considerations

Deductibility Cap on Executive Compensation

Under U.S. federal income tax law, we cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. However, performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The committee does review the deductibility of the various forms of executive compensation utilized. We make payments that are not fully deductible because we believe that such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Section 409A

During 2006, the committee continued to monitor the regulatory developments under Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans and subjects those plans to additional conditions. If necessary, we intend to amend our compensation plans in order to ensure their full compliance with the Act prior to December 31, 2007, the expiration of the transition period.

Gross-Ups

Under their respective employment agreements, if benefits to which the executive officers become entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then the executives will be entitled to an additional payment from the Company in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). In addition, the Company pays the executive officers on an annual basis an amount sufficient to pay, on an after-tax basis, the federal, state and local income taxes on imputed income resulting from personal aircraft flights.

Equity Award Grant Practices

The committee meets in February of every year and determines bonuses as well as annual grants of equity awards for the officers and other employees of the Company. In addition, the committee has delegated authority to Mr. Flores to grant up to 100,000 SARs and/or restricted stock units to non-officer employees. These awards are typically granted to newly hired employees. Historically the exercise price in the case of SAR and other option grants has been the closing price of a share of PXP common stock on the day prior to the day on which the grant is made. As of August 2006, our policy is to set the exercise price of a SAR, option or similar award as the closing price of a share of PXP common stock on the day the grant is made for both the annual grants in February and for awards made to new employees. The committee has not and does not time the grant of awards in coordination with the release of material non-public information. Similarly, we have not timed, nor do we plan to time, the release of material non-public information for the purpose of affecting the value of executive compensation.

Total Compensation Review

The committee has reviewed all components of Mr. Flores’ and the other named executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized SAR and restricted stock gains, the dollar value to the executive and cost to us of all perquisites and other personal benefits, and the actual projected payout obligations under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared affixing dollar amounts under the various payout scenarios. The committee analyzed and discussed all of the components of Mr. Flores’ and the other named executive officers’ total compensation. The committee also reviewed the issue of internal pay equity between the compensation of other Company officers compared to the compensation of the executive officers. Based on this review, the committee determined that these elements of compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to be appropriate in the aggregate. In addition, the committee has determined that the executive compensation policies and plans provide the necessary program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-and long-term.

Organization & Compensation Committee Report

The organization & compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the organization & compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

ORGANIZATION & COMPENSATION

COMMITTEE

John H. Lollar, Chairman

Jerry L. Dees

Tom H. Delimitros

Executive Compensation

Summary Compensation Table

The following table shows compensation information for the fiscal year ended December 31, 2006, for our principal executive officer (PEO), our three executive vice presidents, including our principal financial officer (PFO), as well as two other individuals who served in the PFO capacity during the year. The table also includes one additional individual who served as an executive officer during part of the year. We refer to these persons as “named executive officers.”

The Company has entered into employment agreements with Messrs. Flores, Wombwell, Bourgeois and Talbert. Prior to their departures, the Company was also a party to employment agreements with Messrs. Gladney and Thorington. Please read “—Employment Agreements and Change-in-Control Arrangements” for a description of the material terms of these employment agreements.

Based on the salary, bonus, and fair value of equity awards granted to named executive officers (excluding Messrs. Gladney and Thorington and Ms. Feeback) in 2006, salary and bonus accounted for approximately 14% of their total compensation while equity compensation accounted for approximately 84% of their total compensation, with the remaining 2% being attributable to all other compensation. Because the value of certain equity awards included below is based on the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123(R)) value rather than the fair value, these percentages may not be able to be derived using the amounts reflected in the table below.

Messrs. Gladney and Thorington resigned and retired, respectively, in 2006, and the amounts listed below in the All Other Compensation Column include amounts paid pursuant to severance arrangements between the Company and each of these individuals.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards(2) ($)	All Other Compensation(3) ($)		Total ($)
James C. Flores Chairman of the Board, President and Chief Executive Officer	2006	800,000	2,000,000	15,495,289	(4)	8,146,649	850,939		27,292,877

John F. Wombwell Executive Vice President, General Counsel and Secretary	2006	483,333	1,000,000	3,502,787	(5)	323,954	134,164		5,444,238

Doss R. Bourgeois(6) Executive Vice President—Exploration & Production	2006	403,125	1,000,000	872,904	(7)	—	54,344		2,330,373

Winston M. Talbert(8) Executive Vice President and Chief Financial Officer	2006	358,333	1,000,000	621,469	(9)	—	32,681		2,012,483

Cynthia A. Feeback(10) Vice President, Controller and Chief Accounting Officer	2006	291,667	300,000	480,398	(11)	42,579	16,318		1,130,962

Thomas M. Gladney(12) Former Executive Vice President—Exploration & Production	2006	225,962	—	1,020,524		578,745	7,606,198	(13)	9,431,429

Stephen A. Thorington(14) Former Executive Vice President and Chief Financial Officer	2006	121,795	—	250,221		—	1,733,644	(15)	2,105,660

(1)	The amounts included in the Stock Awards column are the amounts of compensation cost recognized by the Company in fiscal 2006, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 8 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006. Most of these grants were issued prior to 2006.
(2)	There were no option awards to named executive officers in fiscal 2006. The amounts included in the Option Awards column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to SAR awards granted in prior fiscal years, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 8 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.
(3)	Unless otherwise specified, the amounts in this column consist of PXP’s matching contributions to its 401(k) plan and the portion of the company-wide group term life insurance premiums allocable to these named executive officers. In addition, the value of certain other benefits received by the named executive officer are also included. These benefits include company-required physicals, club dues, personal use of the Company aircraft and gross up payments equal to the taxes payable on certain perquisites. In addition, the executives may receive information technology services, which do not result in an aggregate incremental cost to the Company. We have included the payment of country club dues on behalf of Messrs. Flores, Wombwell, Bourgeois, Gladney and Thorington. These club memberships are utilized primarily for business use. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite. In addition, we have included the cost of company-required annual physicals for each of Messrs. Flores, Wombwell, Bourgeois and Talbert. During 2006, the Company owned and operated airplanes to facilitate business travel of employees in as safe a manner as possible and with the best use of time. Our executive officers are permitted certain use of the airplane for personal reasons in accordance with Company policy. The executive officers receive imputed income at the Standard Industry Fare Level, which is the value ascribed for such travel for federal income tax purposes, for all personal use of Company airplanes that is not reimbursed. The dollar value included in the table above represents the incremental cost to the Company for personal airplane use. The incremental cost to the Company for such use was calculated as follows: expenses due to maintenance; expenses for fuel; crew travel expenses; parking, ramp and landing fees; airport taxes and similar fees directly related to the flight; and in-flight food and beverage. We do not include fixed costs that do not change based on usage, such as management fees, the purchase cost of the aircraft and hanger fees. Amounts in All Other Compensation for 2006 include (i) aircraft usage of $610,374, $76,608, $25,720 and $12,722 for Messrs. Flores, Wombwell, Bourgeois and Talbert, respectively, which represents the incremental cost to PXP for the executives’ personal use of PXP’s aircraft, and (ii) tax gross-ups of $181,531, $27,815, $5,513 and $0, respectively, with respect to such use.
(4)	Of the $15,495,289 of compensation cost recognized by the Company in fiscal 2006, (i)$1,211,600 is attributable to restricted stock units granted prior to 2006, (ii) $1,500,502 is attributable to restricted stock units granted in 2006, and (iii) $12,783,187 is attributable to the restricted stock units payable under the executive’s long-term retention and deferral agreement and to be granted over a period of years. Vesting of the units under the long-term retention and deferral agreement begins five years after the date of the initial grant and payment of the shares of common stock underlying these restricted stock units is generally deferred until September 30, 2015 under the terms of the long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information.
(5)	Of the $3,502,787 of compensation cost recognized by the Company in fiscal 2006, (i) $631,995 is attributable to restricted stock units granted prior to 2006, (ii) $750,251 is attributable to restricted stock units granted in 2006 and (iii) $2,120,541 is attributable to the restricted stock units payable under the executive’s long-term retention and deferral agreement and to be granted over a period of years. Vesting of the units under the long-term retention and deferral agreement begins five years after the date of the initial grant and payment of the shares of common stock underlying these restricted stock units is generally deferred until September 30, 2015 under the terms of the long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information.
(6)	Mr. Bourgeois’ promotion to Executive Vice President—Exploration & Production was effective on June 26, 2006.

(7)	Of the $872,904 of compensation cost recognized by the Company in fiscal 2006, (i) $202,685 is attributable to restricted stock units granted prior to 2006 and (ii) $670,219 is attributable to restricted stock units granted in 2006.
(8)	Mr. Talbert’s promotion to Executive Vice President and Chief Financial Officer was effective on June 22, 2006.
(9)	Of the $621,469 of compensation cost recognized by the Company in fiscal 2006, (i) $185,235 is attributable to restricted stock units granted prior to 2006 and (ii) $436,234 is attributable to restricted stock units granted in 2006.
(10)	Because Ms. Feeback was Chief Financial Officer from May 4, 2006 until Mr. Talbert’s appointment as Executive Vice President and Chief Financial Officer on June 22, 2006, she appears as a named executive officer for 2006.
(11)	Of the $480,398 of compensation cost recognized by the Company in fiscal 2006, (i) $191,840 is attributable to restricted stock units granted prior to 2006 and (ii) $288,558 is attributable to the restricted stock units granted in 2006.
(12)	Mr. Gladney’s resignation from the Company was effective June 26, 2006.
(13)	The amount includes (i) $6,465,823, which represents the compensation cost pursuant to FAS 123(R) for the accelerated vesting of restricted stock units and SARs upon Mr. Gladney’s resignation from the Company, (ii) $1,059,540, which represents the value of the benefits to which Mr. Gladney was entitled pursuant to his employment agreement with the Company, (iii) $47,845, which represents the incremental cost to PXP for Mr. Gladney’s personal use of PXP’s aircraft and (iv) $11,063, which represents tax gross-ups for airplane usage and club dues. Please read “—Post Termination Compensation” and “—Employment Agreements and Change-in-Control Arrangements” for additional information.
(14)	Mr. Thorington’s retirement from the Company was effective April 11, 2006.
(15)	The amount includes (i) $632,557, which represents the compensation expense pursuant to FAS 123(R) for the accelerated vesting of restricted stock units upon Mr. Thorington’s resignation from the Company (ii) $1,049,626, which represents the value of the benefits to which Mr. Thorington was entitled pursuant to his employment agreement with the Company, (iii) $17,147, which represents the incremental cost to PXP for Mr. Thorington’s personal use of PXP’s aircraft and (iv) $10,509, which represents tax gross-ups for airplane usage and club dues. Please read “—Post Termination Compensation” and “—Employment Agreements and Change-in-Control Arrangements” for additional information.

Grants of Plan-Based Awards in 2006

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2006.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)
James C. Flores	2/10/06 8/3/05	(3)	130,000 200,000	(2)	5,291,000 8,080,000

John F. Wombwell	2/10/06 8/3/05 11/8/06	(3)	65,000 33,000 100,000	(4)	2,645,500 1,333,200 4,374,000

Doss R. Bourgeois	2/10/06 2/10/06 11/8/06		25,000 25,000 200,000	(5)	1,017,500 1,017,500 8,748,000

Winston M. Talbert	2/10/06 11/8/06		20,000 200,000	(5)	814,000 8,748,000

Cynthia A. Feeback	2/10/06		25,000		1,017,500

Thomas M. Gladney	2/10/06 8/3/05	(6)	65,000 66,000		2,645,500 2,666,400

Stephen A. Thorington	2/10/06		65,000		2,645,500

(1)	Represents shares underlying awards of restricted stock units, all of which were granted under the Company’s 2004 Stock Incentive Plan, except for 30,000 of the 130,000 shares granted to Mr. Flores on February 10, 2006, which were granted under the Company’s 2002 Stock Incentive Plan.
(2)	The restricted stock units vest in one-third increments over the next three years, but Mr. Flores has generally deferred payment until January 1, 2016.
(3)	Under generally accepted accounting principles (GAAP), the grant date is August 3, 2005. However, as discussed below under “—Long-Term Retention and Deferral Arrangement”, these awards will be disclosed in the Grants of Plan-Based Awards table in the year in which they are credited to the executive’s account. This award was credited to the executive’s account on September 30, 2006. In addition, payment of the shares of common stock underlying these restricted stock units is generally deferred until September 30, 2015 under the terms of the executive’s long-term retention and deferral agreement.
(4)	The restricted stock units will vest only upon a change in control.
(5)	Of the 200,000 restricted stock units, 100,000 will vest on December 31, 2009 and the remaining 100,000 will vest only upon a change in control.
(6)	Under GAAP, the grant date is August 3, 2005. However, as discussed below under “—Long-Term Retention and Deferral Arrangement”, these awards will be disclosed in the Grants of Plan-Based Awards table in the year in which they are credited to the executive’s account. This award was credited to the executive’s account on June 26, 2006, in connection with Mr. Gladney’s resignation from the Company.

Terms of Restricted Stock Units

Generally, all restricted stock units vest over three equal annual installments beginning the first anniversary of the last day of the quarter in which the grant was made. Dividends accrue on all restricted stock units but are not payable until the restricted stock unit has vested. The Company granted a special long-term retention award of 25,000 restricted stock units to Mr. Bourgeois on February 10, 2006, all of which will vest on March 31, 2011. In connection with the promotion of Messrs. Bourgeois and Talbert, the Company granted each officer 100,000 restricted stock units on November 8, 2006, all of which will vest on December 31, 2009. In addition, the Company granted 100,000 restricted stock units to each of Messrs. Wombwell, Bourgeois and Talbert on November 8, 2006, which will only vest upon a change in control. Because a change in control is not probable, in accordance with FAS 123(R), no compensation expense is currently being recognized in the Summary Compensation Table for these grants. The restricted stock units granted to Messrs. Flores and Wombwell on September 30, 2006 (with a grant date of August 3, 2005 in the Grants of Plan Based Awards table above), are pursuant to each officer’s long-term retention and deferral agreement. The awards granted under this agreement have varying vesting and payment dates. Please read “—Long-Term Retention and Deferral Arrangement” for additional information about those grants.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
James. C. Flores	1,000,000	—	—	$9.08	5/8/11	619,999	(2)	29,468,552	—	—
John F. Wombwell	—	—	—	—	—	275,999	(3)	13,118,232	—	—
Doss R. Bourgeois	—	—	—	—	—	271,333	(4)	12,896,457	—	—
Winston M. Talbert	—	—	—	—	—	233,333	(5)	11,090,317	—	—
Cynthia A. Feeback	—	—	—	—	—	40,000	(6)	1,901,200	—	—
Thomas M. Gladney	33,332	—	—	$15.63	2/18/09	—		—	—	—
Stephen A. Thorington	—	—	—	—	—	—		—	—	—

(1)	The amounts represent the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by the number of restricted stock units that have not vested.
(2)	Of the 619,999 restricted stock units, 23,333 vested on February 18, 2007, 76,667 will vest on March 31, 2007, 76,666 will vest on March 31, 2008, 43,333 will vest on March 31, 2009, 200,000 will vest on September 30, 2010 and 200,000 will vest on September 30, 2011.
(3)	Of the 275,999 restricted stock units, 11,666 vested on February 18, 2007, 38,334 will vest on March 31, 2007, 38,333 will vest on March 31, 2008, 21,666 will vest on March 31, 2009, 33,000 will vest on September 30, 2010, 33,000 will vest on September 30, 2011 and 100,000 will vest only upon a change in control.
(4)	Of the 271,333 restricted stock units, 3,333 vested on February 18, 2007, 13,334 will vest on March 31, 2007, 4,000 will vest on June 2, 2007, 13,333 will vest on March 31, 2008, 4,000 will vest on June 2, 2008, 8,333 will vest on March 31, 2009, 25,000 will vest on March 31, 2011, 100,000 will vest on December 31, 2009 and 100,000 will vest only upon a change in control.
(5)	Of the 233,333 restricted stock units, 3,333 vested on February 18, 2007, 11,667 will vest on March 31, 2007, 11,667 will vest on March 31, 2008, 6,666 will vest on March 31, 2009, 100,000 will vest on December 31, 2009 and 100,000 will vest only upon a change in control.
(6)	Of the 40,000 restricted stock units, 5,000 vested on February 18, 2007, 13,334 will vest on March 31, 2007, 13,333 will vest on March 31, 2008 and 8,333 will vest on March 31, 2009.

Option Exercises and Stock Vested in 2006

The following table sets forth specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2006 for each named executive officer on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James. C. Flores	125,000	$4,858,750	85,000	$3,399,999
John F. Wombwell	33,333	$1,068,989	40,000	$1,640,530
Doss R. Bourgeois	—	—	12,333	$473,987
Winston M. Talbert	—	—	13,333	$513,137
Cynthia A. Feeback	6,250	$228,250	15,833	$635,053
Thomas M. Gladney	39,583	$1,220,365	247,333	$9,356,956
Stephen A. Thorington	—	—	88,333	$3,488,554

(1)	Amounts represent number of SARs exercised. No shares of common stock were acquired on exercise since all SARs exercised were cash-only.

Nonqualified Deferred Compensation

The following table sets forth specific information with respect to the Company’s non-tax qualified deferred compensation plan for each named executive officer. Pursuant to the long-term retention and deferral agreement described below under “—Long-Term Retention and Deferral Arrangement”, PXP previously granted each of Messrs. Flores, Wombwell, Gladney and Thorington restricted stock units and PXP will grant each of Messrs. Flores and Wombwell restricted stock units annually. These restricted stock units are credited to an account for the executive, which vests over time. The vesting begins five years after the date of the initial grant and payment of the shares of common stock underlying such awards is generally deferred until September 30, 2015. Each of these awards has been included in the Grants of Plan-Based Awards table above for 2006, or in the Summary Compensation Table for prior years, as the case may be.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
James C. Flores	—	13,888,600	(1)	—	—		25,190,900	(2)
John F. Wombwell	—	1,416,030	(1)	—	—		3,136,980	(2)
Cynthia A. Feeback(3)	—	—		—	—		—
Thomas M. Gladney(4)	—	—		—	1,235,850	(5)	—
Stephen A. Thorington(4)	—	—		—	—		—

(1)	The amount represents the closing price of a share of PXP common stock on the effective date of the credit of deferred restricted stock units to the executive’s account. Each of these awards has been included in the Grants of Plan-Based Awards table above.
(2)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by the number of restricted stock units credited to each executive’s account. Each of these awards has been included in the Grants of Plan-Based Awards table above for 2006 or in the Summary Compensation Table for prior years, as the case may be.
(3)	Please read “—Pension Arrangement” for information relating to an agreement between the Company and Ms. Feeback for future payments.

(4)	Please read “—Post-Termination Compensation” for a discussion of the amounts of cash and stock there were placed into a rabbi trust for each of Messrs. Thorington and Gladney in connection with their separation from the Company.
(5)	The amount represents the closing price of a share of PXP common stock on the day before Mr. Gladney’s separation from the Company (June 25, 2006), or $37.45, multiplied by 33,000 restricted stock units that had been previously credited to the executive’s account pursuant to his long-term retention and deferral agreement, and which vested upon such separation. The Company placed these shares into a rabbi trust for Mr. Gladney, together with certain other benefits to which Mr. Gladney was entitled pursuant to his employment agreement with the Company. Please read “—Post-Termination Compensation” for additional information.

Long-Term Retention and Deferral Arrangement

The organization & compensation committee of the board, with input from an independent compensation consulting firm, approved a long-term retention and deferred compensation plan effective August 3, 2005, in order to retain, motivate and fund retirement for, the executive officers. Due to the requirements of Section 409A of the Code, the committee amended and restated the plan in February 2006 to create a rabbi trust for the transfer of funds immediately following a triggering event for the payment of deferred compensation thereunder (a triggering event in this case includes separation from service or a change in control). The funds will be held by the trustee and paid six months following the applicable trigger date.

The amended and restated long-term retention and deferred compensation plan provides for the deferral of awards of equity compensation received by our executive officers for service to PXP and in lieu thereof, an equivalent number of restricted stock units will be credited to an account for the executive. The restricted stock units will vest in accordance with the terms of the equity compensation award, but payment upon vesting will be deferred until the earlier of (i) ten years from the date the deferral election is made, (ii) six months after the date of the executive’s separation from service, (iii) death or disability, or (iv) the occurrence of an unforeseeable emergency (as defined in the Code). Voluntary additional deferrals may also provide for payment on a date or dates chosen by the executive officer (subject to the provisions of 409A of the Code). The plan is designed to fund retirement and long-term retention, with payout generally not before ten years. Amounts contributed by PXP to this plan are shown in the All Other Stock Awards: Number of Shares of Stock or Units column of the Grants of Plan-Based Awards table for the year in which the equity compensation is granted and are quantified and shown in the Registrant Contribution in last FY column in the Nonqualified Deferred Compensation table above for the year in which the equity compensation is credited to the executive’s account.

In August 2005, our organization & compensation committee approved a long-term retention and deferral agreement with Mr. Flores and each of the other executive officers under this plan. As previously discussed, Messrs. Thorington and Gladney are no longer employed by the Company. Consequently, Messrs. Flores and Wombwell are the only executives party to these agreements. Pursuant to the agreement with Mr. Flores, 200,000 restricted stock units will be credited to an account for Mr. Flores annually for ten years, with the first 200,000 units credited as of September 30, 2005. Each annual credit of restricted stock units is subject to continued service by Mr. Flores. The first five annual credits will each vest in full in five years from the date of such annual credit, and the sixth, seventh, eighth, ninth and tenth annual credits will each vest in full on September 30, 2015. Vesting of all credited restricted stock units, as well as any annual credits not yet made, may occur earlier in the event Mr. Flores’ employment is terminated (i) by PXP without cause, by Mr. Flores’ death or disability, by Mr. Flores for good reason (each as defined in Mr. Flores’ employment agreement) or (ii) upon a change of control (as defined in the 2004 Incentive Plan). Payment of vested restricted stock units will be deferred until September 30, 2015, or may occur earlier upon (i) Mr. Flores’ death or disability, (ii) Mr. Flores’ termination without cause or for good reason (each as defined in his employment agreement), or (iii) the occurrence of an unforeseeable emergency (within the meaning of Section 409A of the Internal Revenue Code). The number of restricted stock units to be credited to Mr. Flores’ account annually will increase to 300,000 effective upon the date that PXP common stock closes at or above $75.84 per share on any ten out of twenty consecutive trading days (the “performance target”).

The long-term retention and deferral agreement with Mr. Wombwell provides that 33,000 restricted stock units will be credited to an account for Mr. Wombwell annually for three years, with the first 33,000 units credited as of September 30, 2005 (the “first award”). Each annual credit of restricted stock units is subject to continued service by Mr. Wombwell. Each annual credit will vest in full in five years from the date of that annual credit. The number of restricted stock units to be credited to Mr. Wombwell’s account annually will increase to 50,000 effective upon the performance target being achieved. If Mr. Wombwell is still employed by PXP one year following the third annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in each of the following three years (the “second award”); if Mr. Wombwell is still employed with PXP one year following the sixth annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in each of the following three years (the “third award”); and if Mr. Wombwell is still employed with PXP one year following the ninth annual credit date, an additional credit of 33,000 restricted stock units (or 50,000 if the performance target has been achieved) will be made in the following year (the “fourth award” and, together with the first, second and third awards, the “awards” and each individually, an “award”). The restricted stock units credited to Mr. Wombwell’s account on each of the fourth, fifth and sixth annual credit dates will vest in full in five years from the date of such annual credit. The seventh, eighth, ninth and tenth annual credits of restricted stock units will each vest in full on September 30, 2015. Vesting of all credited restricted stock units, as well as any of the ten annual credits not yet made, may occur following a change of control (as defined in the 2004 Incentive Plan). Vesting of all credited restricted stock units, as well as annual credits not yet made pursuant to the current award, will occur upon Mr. Wombwell’s death, disability, or termination without cause or for good reason (each as defined in Mr. Wombwell’s employment agreement). Payment of vested restricted stock units will be deferred until September 30, 2015 or may occur earlier upon (i) Mr. Wombwell’s death or disability, (ii) Mr. Wombwell’s termination without cause or for good reason (each as defined in Mr. Wombwell’s employment agreement), (iii) a change of control (as defined in the 2004 Incentive Plan) in which Mr. Flores is not CEO of PXP and Mr. Wombwell does not report directly to Mr. Flores, or (iv) the occurrence of an unforeseeable emergency (within the meaning of Section 409A of the Internal Revenue Code).

Following a change of control as defined in the 2004 Incentive Plan, all credited RSUs will vest in full, and any credits of RSUs not yet made pursuant to the retention agreement will be immediately credited to the executive and will be fully vested. The payment of stock underlying those RSUs will generally be deferred until September 30, 2015.

Under GAAP, amounts contributed by PXP pursuant to these long-term retention and deferral agreements all have a grant date of August 3, 2005. Accordingly, the compensation expense set forth under the Stock Awards column in the Summary Compensation Table take into account all of these grants. In addition, the amounts contributed by PXP pursuant to these long-term retention and deferral agreements are quantified and shown in the Grants of Plan-Based Awards table and the Registrant Contribution in last FY column in the Nonqualified Deferred Compensation table for the year in which the equity compensation award is actually credited to the executive’s account. The awards that PXP may be contractually obligated to pay to each executive in subsequent years are not reflected in any of the executive compensation tables other than the Summary Compensation Table. Those amounts are, however, quantified below in the discussion relating to “—Employment Agreements and Change-in-Control Arrangements.”

Pension Arrangement

The Company assumed a Deferred Compensation Agreement between Plains Resources Inc. and Ms. Feeback in connection with the spin-off of the Company in December 2002. Pursuant to this arrangement, the Company is obligated to pay Ms. Feeback a monthly payment of $4,375 beginning in September 2017 and continuing until September 2032, for an aggregate payment of $787,500. There are no additional benefits accruing under this agreement and the Company’s obligation is unfunded.

Employment Agreements and Change-in-Control Arrangements

The following is a description of the employment agreements and change-in-control arrangements with respect to each named executive officer. The tables included below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon termination without cause, termination due to death or disability, termination for good reason and various change-in-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

James C. Flores

Effective as of June 9, 2004, PXP entered into an employment agreement with Mr. Flores. The agreement has an initial term of five years, although it may be terminated earlier under certain circumstances. The term of the agreement will be automatically renewed and extended for a period of 24 months commencing on the third anniversary of the effective date and on each successive day thereafter.

Mr. Flores is entitled to a base salary of $1,000,000 and is eligible for a bonus, with a target of $1,000,000, subject to the attainment of individual and Company performance goals. Under his employment agreement, Mr. Flores is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees and one club initiation fee. Mr. Flores is also entitled to personal use of the Company’s aircraft in accordance with PXP’s policy for such use by senior executives.

Mr. Flores’ employment agreement provides that if his employment is terminated by PXP without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years after the date of termination, subject to mitigation if he becomes entitled to health benefits under another plan, and Mr. Flores will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of Mr. Flores’ equity-based awards will become immediately exercisable and payable in full.

Under his employment agreement, if benefits to which Mr. Flores becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then Mr. Flores will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

Under Mr. Flores’ long-term retention and deferral agreement approved in August 2005 and further described above under “—Long-Term Retention and Deferral Arrangement”, (i) if Mr. Flores’ employment is terminated by PXP without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason (each as defined in his employment agreement) or (ii) upon a change of control (as defined in the 2004 Incentive Plan), all credited restricted stock units will vest in full, and any credits of restricted stock units not yet made pursuant to the retention agreement will be immediately credited to Mr. Flores and will be fully vested.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Flores if his employment had been terminated on December 31, 2006, by

•	the Company without cause,

•	Mr. Flores’ death or disability, or

•	Mr. Flores for good reason.

Cash Benefits ($)(1)	Health Insurance Benefits(2) ($)	Gross-Up ($)	Equity Awards ($)	Total ($)
4,800,000	49,513	24,003	143,540,552(3)	148,414,068

(1)	In 2006, Mr. Flores was entitled to a base salary of $800,000 with a target bonus of 100% of his salary.
(2)	The amount represents 12 months of health insurance benefits at the current 2007 rate, plus the estimated cost of the remaining 24 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 16% for the health benefits and (ii) 4% for the dental benefits, for each of 2008 and 2009, based on historical increases for the health benefit plan currently elected by the executive.
(3)	The amount includes (i) $29,468,552, which represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 619,999 restricted stock units that would be vested automatically and (ii) $114,072,000, which represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 2,400,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Flores’ long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information. The restricted stock units referred to in clause (i) have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.

Each of the (i) cash benefits, (ii) six months of health insurance benefits, (iii) gross-up payments and (iv) shares of stock set forth in the table above would be placed into a rabbi trust for Mr. Flores and paid to him six months following his separation from service, in accordance with Section 409A of the Internal Revenue Code. The remainder of his health insurance benefits would be paid by the Company on behalf of the Mr. Flores on a monthly basis.

In connection with a Change of Control (as defined below), Mr. Flores will be entitled to the cash benefits, health insurance benefits and the gross-up set forth in the table above if:

•

PXP fails to obtain from the successor company a satisfactory agreement to assume and perform Mr. Flores’ employment agreement and Mr. Flores resigns within a one-year period immediately following the Change of Control, or

•	if Mr. Flores terminates his employment with the Company or any successor who has assumed his employment agreement.

In addition, if there is a simultaneous Change of Control and termination of employment of Mr. Flores, he would be entitled to the equity awards set forth in the table above as well as a payment in the amount of $59,655,252 for excise taxes and the related gross-up. If there is a Change of Control of the Company and the successor company agrees to assume and perform Mr. Flores’ employment agreement and Mr. Flores does not terminate his employment with such successor, then Mr. Flores would not be entitled to the cash benefits, health insurance benefits or gross-up set forth in the table above. However, 2,219,999 restricted stock units held by Mr. Flores would automatically vest and he would receive a payment in the amount of $35,458,913 for excise taxes and the related gross-up. Based on the closing price of a share of PXP common stock on December 29, 2006, or $47.53, the 2,219,999 restricted stock units are worth $105,516,552.

If Mr. Flores is terminated for cause, the Company will have no obligations to Mr. Flores other than reimbursement of expenses incurred prior to such termination. If Mr. Flores resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date. In either case, no further credits would be made to Mr. Flores under his long-term retention and deferral agreement and any unvested restricted stock units would automatically be forfeited.

For two years following the termination of employment, Mr. Flores agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the Company’s business. In addition, Mr. Flores has agreed that during the term of his employment agreement and for one year thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of PXP or (ii) hire any employee, consultant or director of PXP or encourage any such person to leave his or her job with PXP or induce any client of PXP to terminate its business relationship with the Company. However, in the event that Mr. Flores is terminated without cause or if he resigns for good reason, then Mr. Flores will have no further obligations to the Company with respect to the non-compete provisions described in clause (i).

John F. Wombwell, Doss R. Bourgeois and Winston M. Talbert

PXP entered into an employment agreement with Mr. Wombwell on June 9, 2004. On November 8, 2006, PXP entered into employment agreements with Messrs. Talbert and Bourgeois. Each of Messrs. Wombwell, Talbert and Bourgeois are referred to as an “executive” for purposes of this discussion.

The agreement with Mr. Wombwell has an initial term of five years and the agreements with Messrs. Talbert and Bourgeois each have an initial term of three years, although any of the agreements may be terminated earlier under certain circumstances. The term of the agreement with Mr. Wombwell and Messrs. Talbert and Bourgeois will be automatically renewed and extended for a period of 24 months commencing on the third anniversary and the annual anniversary, respectively, of the effective date and on each successive day thereafter.

Messrs. Wombwell, Bourgeois and Talbert are each entitled to a base salary of $500,000 and are eligible for a bonus, with a target of $500,000. Under each executive’s employment agreement, the executive is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites PXP provides to other senior executives, and PXP reimburses him for monthly club fees and one club initiation fee. In addition, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then the executive will be entitled to an additional payment from PXP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

Pursuant to the provisions of the employment agreements, if the executive’s employment is terminated by PXP without cause or because of disability, PXP will pay him a lump sum amount equal to one times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to one year after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executive’s equity-based awards (with certain limited exceptions) will become immediately exercisable and payable in full.

The following table sets forth the estimated payments and benefits that would be provided to each executive if such officer’s employment had been terminated on December 31, 2006, by the Company without cause or due to disability.

Name	Cash Benefits ($)	Health Insurance Benefits ($)(1)	Gross-Up ($)	Equity Awards				Total
				Without Cause ($)		Disability ($)		Without Cause ($)	Disability ($)
John F. Wombwell	1,000,000	18,000	8,726	10,741,732	(2)	9,933,722	(3)	11,768,458	10,960,448
Doss R. Bourgeois	1,000,000	14,799	7,714	3,390,457	(4)	8,143,457	(5)	4,412,970	9,165,970
Winston M. Talbert	1,000,000	18,000	8,726	1,584,317	(6)	6,337,317	(7)	2,611,043	7,364,043
Cynthia A. Feeback	—	—	—	1,901,200	(8)	1,901,200	(8)	1,901,200	1,901,200

(1)	The amount represents 12 months of health insurance benefits at the current 2007 rate.
(2)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 175,999 restricted stock units that would be vested automatically and 50,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Wombwell’s long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information. The 175,999 restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(3)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 175,999 restricted stock units that would be vested automatically and 33,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Wombwell’s long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information. The 175,999 restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(4)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 71,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(5)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 171,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(6)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 33,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(7)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 133,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(8)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 40,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.

If an executive’s employment is terminated due to death, then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and any outstanding equity grants, and for salary accrued but unpaid through the date of death or resignation and reimbursement of expense incurred prior to such date. However, Mr. Wombwell would be entitled to the equity awards set forth under the Equity Awards-Without Cause column in the table above and Messrs. Talbert and Bourgeois would be entitled to the equity awards set forth under Equity Awards-Disability column in the table above.

In the event (a)(i) James C. Flores ceases to be Chief Executive Officer of PXP, or (ii) the executive is no longer reporting directly to Mr. Flores, and (b) either (i) the executive resigns within six (6) months of (a)(i) or (ii) above, (ii) his employment is terminated for any reason other than cause or disability, or (iii) the executive resigns for good reason, then instead of the compensation described above, PXP will pay him a lump sum amount equal to two times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executives’ equity-based awards (with the exception of the restricted stock units granted on November 8, 2006) will become immediately exercisable and payable in full. Notwithstanding the foregoing, in the event that Mr. Flores ceases to be Chief Executive Officer due to his death or disability, the executive will be entitled to the compensation and benefits described in this paragraph only if he is terminated for any reason other than cause or disability or he resigns for good reason. The following table sets forth the estimated payments and benefits that would be provided to each executive assuming one of the triggering events described in this paragraph occurred on December 31, 2006.

Name	Cash Benefits ($)	Health Insurance Benefits ($)(1)	Gross-Up ($)	Equity Awards ($)		Total ($)
John F. Wombwell	2,000,000	38,684	18,753	10,741,732	(2)	12,799,169
Doss R. Bourgeois	2,000,000	31,239	15,144	3,390,457	(3)	5,436,840
Winston M. Talbert	2,000,000	38,684	18,753	1,584,317	(4)	3,641,754

(1)	The amount represents 12 months of health insurance benefits at the current 2007 rate, plus the estimated cost of the remaining 12 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 12% for the health benefits of Messrs. Wombwell and Talbert, (ii) 16% for the health benefits of Mr. Bourgeois, and (iii) 4% for the dental benefits for 2008, based on historical increases for the health benefit plan currently elected by each executive.
(2)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53 multiplied by 175,999 restricted stock units that would be vested automatically and 50,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Wombwell’s long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information. The 175,999 restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(3)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 71,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(4)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 33,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.

Except as set forth in the following paragraph, if within a one-year period following a Change of Control (as defined below), the executive resigns or is terminated for any reason, then instead of the compensation described in the above tables, PXP will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, the executive and his dependents will be entitled to health insurance benefits for up to three years after termination, subject to mitigation if he becomes entitled to health benefits under another plan. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full. The following table sets forth the estimated payments and benefits that would be provided to each executive vice president assuming one of the triggering events described in this paragraph occurred on December 31, 2006.

Name	Cash Benefits ($)	Health Insurance Benefits ($)(1)	Gross-Up ($)	Excise Tax Payment and Related Gross-Up ($)(2)	Equity Awards ($)		Total ($)
John F. Wombwell	3,000,000	62,472	30,285	11,772,141	32,130,232	(3)	46,995,130
Doss R. Bourgeois	3,000,000	49,513	24,003	5,661,039	12,896,457	(4)	21,631,012
Winston M. Talbert	3,000,000	62,472	30,285	4,709,433	11,090,317	(5)	18,892,507
Cynthia A. Feeback	—	—	—	—	1,901,200	(6)	1,901,200

(1)	The amount represents 12 months of health insurance benefits at the current 2007 rate, plus the estimated cost of the remaining 24 months of health insurance benefits. For such estimate, we have assumed an annual increase of (i) 12% for the health benefits of Messrs. Wombwell and Talbert, (ii) 16% for the health benefits of Mr. Bourgeois, and (iii) 4% for the dental benefits, for each of 2008 and 2009, based on historical increases for the health benefit plan currently elected by each executive.
(2)	In the event of a Change of Control without a triggering event, then each of Messrs. Wombwell, Bourgeois and Talbert would receive a payment in the amount of $6,680,645, $4,167,525 and $3,324,456, respectively for excise taxes and the related gross-up.
(3)	The amount assumes a simultaneous Change of Control and termination of employment and represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53 multiplied by 275,999 restricted stock units that would be vested automatically and 400,000 restricted stock units that would be granted and vested automatically pursuant to Mr. Wombwell’s long-term retention and deferral agreement. Please read “—Long-Term Retention and Deferral Arrangement” for additional information. The 275,999 restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant. In the event of a Change of Control without a simultaneous termination of employment, Mr. Wombwell would be entitled to 539,999 restricted stock units. Based on the closing price of a share of PXP common stock on December 29, 2006, or $47.53, the restricted stock units are worth $25,666,152.
(4)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 271,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(5)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 233,333 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.
(6)	The amount represents the closing price of a share of PXP common stock on December 29, 2006, or $47.53, multiplied by 40,000 restricted stock units that would be vested automatically. The restricted stock units have been previously, or are currently, reported in the appropriate compensation tables in the year of grant.

If following a Change of Control, (A) the surviving entity requests the executive to remain employed; (B) Mr. Flores is either the President, Chief Executive Officer, or Chairman of the Board; (C) the executive is reporting directly to Mr. Flores, and (D) the surviving entity places all amounts which would otherwise become payable as described in the preceding paragraphs in escrow with a party and terms reasonably acceptable to the executive, then the executive may not resign and receive the compensation described in the preceding paragraph until six months after the date of the Change of Control. Notwithstanding the foregoing, if, following a Change of Control, Mr. Flores ceases to be either President, Chief Executive Officer or Chairman of the Board due to his death or disability prior to the expiration of the six (6) months from the date of the Change in Control, and the executive resigns for good reason, he will be entitled to the compensation and benefits described in the preceding paragraph.

Each of the (i) cash benefits, (ii) six months of health insurance benefits, (iii) gross-up payments and (iv) shares of stock set forth in the tables above would be placed into a rabbi trust for the executive and paid to him six months following his separation from service, in accordance with Section 409A of the Internal Revenue Code. The remainder of his health insurance benefits would be paid by the Company on behalf of the executive on a monthly basis.

If an executive is terminated for cause, the Company will have no obligations to such executive other than reimbursement of expenses incurred prior to such termination. If an executive resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date. In either case, no further credits would be made to Mr. Wombwell under his long-term retention and deferral agreement and any unvested restricted stock units would automatically be forfeited.

For two years following the termination of employment, each executive agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the Company’s business. In addition, each executive has agreed that during the term of his employment agreement and for one year thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of PXP or (ii) hire any employee, consultant or director of PXP or encourage any such person to leave his or her job with PXP or induce any client of PXP to terminate its business relationship with the Company. However, in the event that the executive is terminated without cause or if he resigns for good reason, then the executive will have no further obligations to the Company with respect to the non-compete provisions described in clause (i).

For purposes of the employment agreements for each of Messrs. Flores, Wombwell, Talbert and Bourgeois, the definition of a “Change of Control” includes:

•

the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding voting stock of PXP or the ability to elect 50% or more of PXP’s directors, except in several instances;

•	individuals who currently constitute the Board of Directors cease for any reason to constitute at least a majority of the Board, with several exceptions;

•	the consummation of a merger, consolidation or reorganization, unless, in each case, immediately following the event,

•

the stockholders of PXP immediately before the event own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of PXP in substantially the same proportion as their ownership of PXP’s voting stock immediately prior to the event, and

•

at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the agreement providing for the transaction, and

•

no person (other than (i) PXP or any employee benefit plan (or related trust) sponsored or maintained by PXP or the surviving entity, or (ii) any person who, immediately prior to the event, beneficially owned 50% or more of the then outstanding voting stock of PXP) beneficially owns 50% or more of the combined voting power of the surviving entity’s then outstanding voting securities; or

•	a complete liquidation or dissolution of the Company; or

•	a sale or other disposition of all or substantially all of PXP’s assets.

“Cause” means:

•	the failure of employee to perform reasonably assigned duties;

•	the engaging by employee in conduct that is demonstrably and materially injurious to the Company;

•	employee’s having been convicted of, or entered a plea of nolo contendere to burglary, larceny, murder or arson or a crime involving deceit, fraud, perjury or embezzlement; or

•	the failure to notify the Company of any actual or apparent conflicts of interest relating to employee’s management of personal investments in accordance with his employment agreement.

“Good reason” means (i) the material breach of any of the Company’s obligations under the employee’s employment agreement without the employee’s written consent or (ii) the occurrence of any of the following circumstances (and other than with respect to the fourth bullet below with respect to Mr. Flores) without the employee’s written consent:

•

the change of employee’s title or the assignment to employee of any duties that materially adversely alter the nature or status of employee’s office, title, responsibilities, including reporting responsibilities, from those in effect immediately prior to such assignment;

•

the failure by the Company to continue in effect any compensation plan in which employee participates that is material to employee’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to employee, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis;

•

the taking of any action by the Company which would directly or indirectly materially reduce or deprive employee of any material pension, welfare or fringe benefit then enjoyed by employee, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis; or

•

the relocation of the Company’s principal executive offices outside the greater Houston, Texas metropolitan area, or Company’s requiring employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with employee’s obligations under his employment agreement.

In addition, with respect to Mr. Flores, the occurrence of any of the following circumstances shall also constitute “good reason”:

•

the failure to nominate employee as a director of the Company or to use best efforts to cause employee to be elected or appointed, or re-elected or re-appointed, as a director of the Company or to use reasonable best efforts to appoint employee a member of a committee in accordance with, and to the extent provided, in employee’s employment agreement; or

•	the employee’s termination of his employment with the Company or any successor who has assumed his employment agreement following a Change in Control of the Company.

PXP’s Equity Compensation Plans

Pursuant to our 2002 Stock Incentive Plan and 2004 Stock Incentive Plan, all equity awards granted under those plans will become immediately and fully exercisable upon a Change in Control (as defined in those plans), the grantee’s death or disability, termination of employment by the Company without Cause (so long as the grantee’s employment agreement provides for termination without Cause), or termination of employment by the grantee for good reason (so long as the grantee’s employment agreement provides for termination for good reason) unless the organization & compensation committee determines otherwise at the time of the grant.

Post-Termination Compensation

Mr. Thorington

On April 11, 2006, Mr. Thorington retired from the Company. In connection with such retirement, Mr. Thorington was entitled to (i) a lump sum payment equal to the sum of his base salary and target bonus, (ii) 12 months of health insurance benefits for him and his dependents no less favorable than the health plan benefits provided by the Company to any senior executive officer during such time, and (iii) a gross-up to the extent the health care benefits set forth in clause (ii) are taxable to Mr. Thorington. These amounts are reflected in the All Other Compensation column of the Summary Compensation Table. The cash and stock were placed into a rabbi trust for Mr. Thorington and both were paid to him on October 11, 2006.

Mr. Gladney

On June 26, 2006, Mr. Gladney resigned from the Company. In connection with such resignation, Mr. Gladney was entitled to (i) a lump sum payment equal to the sum of his base salary and target bonus, (ii) 12 months of health insurance benefits for him and his dependents no less favorable than the health plan benefits provided by the Company to any senior executive officer during such time, and (iii) a gross-up to the extent the health care benefits set forth in clause (ii) are taxable to Mr. Gladney. These amounts are reflected in the All Other Compensation column of the Summary Compensation Table. The cash and stock were placed into a rabbi trust for Mr. Gladney and both were paid out on December 26, 2006.

Director Compensation

The following table shows information for each of the Company’s directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards(2) ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
Isaac Arnold, Jr.	69,500	365,404	(5)	—	—	—	83,173	518,077
Alan R. Buckwalter, III	70,500	365,404	(5)	—	—	—	74,537	510,441
Jerry L. Dees	77,500	365,404	(5)	54,400	—	—	28,991	526,295
Tom H. Delimitros	85,500	365,404	(6)	78,600	—	—	51,667	581,171
Robert L. Gerry III	72,500	365,404	(5)	—	—	—	67,481	505,385
John H. Lollar	81,500	365,404	(6)	60,800	—	—	13,437	521,141

(1)	Of the fees earned, Messrs. Arnold, Dees and Lollar each elected to receive $47,961, $11,963 and $4,987, respectively in shares of PXP common stock.
(2)	The amounts included in the Stock Awards column are the amounts of compensation cost recognized by the Company in fiscal 2006, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 8 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006. As of December 31, 2006, Messrs. Arnold, Buckwalter, Dees and Gerry each owned 10,000 shares of restricted stock, Mr. Dees owned 10,000 restricted stock units, and Messrs. Delimitros and Lollar each owned 20,000 restricted stock units. The restricted stock and the restricted stock units vest one year from the date of grant but payment upon vesting of the restricted stock units is deferred until such director’s separation from service as a member of the Board.
(3)	There were no option awards granted to directors in fiscal 2006. The amounts included in the Option Awards column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to option and SAR awards granted in prior fiscal years, as described in FAS 123(R). For a discussion of valuation assumptions, see Note 8 to the Company’s 2006 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2006. As of December 31, 2006, Messrs. Dees, Delimitros and Lollar each owned 10,000 SARs and Mr. Gerry owned 37,941 options.
(4)	The dollar value included in the table above represents the incremental cost to the Company for personal airplane use, together with health insurance premiums paid by the company and matching gift contributions. The incremental cost to the Company for airplane use was calculated as follows: expenses due to maintenance; expenses for fuel; crew travel expenses; parking, ramp and landing fees; airport taxes and similar fees directly related to the flight; and in-flight food and beverage. We do not include fixed costs that do not change based on usage, such as management fees, the purchase cost of the aircraft and hanger fees. Amounts in All Other Compensation for 2006 include aircraft usage of $72,736, $73,013, $26,827, $36,230, $67,481 and $0 for Messrs. Arnold, Buckwalter, Dees, Delimitros, Gerry and Lollar, respectively, which represents the incremental cost to PXP for the director’s personal use of PXP’s aircraft.
(5)	The grant date fair value computed in accordance with FAS 123(R) is $363,500, which represents (i) the closing price of a share of PXP common stock on the day before the effective date of the annual grant of restricted stock (May 4, 2006), or $36.35, multiplied by 10,000 shares of restricted stock, which will vest on May 3, 2007.
(6)	The grant date fair value computed in accordance with FAS 123(R) is $363,500, which represents the closing price of a share of PXP common stock on the day before the effective date of the annual grant of restricted stock (May 4, 2006), or $36.35, multiplied by 10,000 shares of restricted stock, which will vest on May 3, 2007. The director has elected to defer his grant of restricted stock units until his separation from service as a member of the Board.

PXP believes that its directors’ compensation should be weighted towards equity in order to directly align the directors’ interests with those of its stockholders. Accordingly, each year on the day after the date of PXP’s annual stockholders’ meeting, PXP will grant each non-employee director 10,000 shares of restricted stock that vest on the earlier of one year from the grant date or the next annual meeting of PXP stockholders. A director may elect to defer the receipt of all or a portion of these restricted shares. In lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon complete separation from the PXP board of directors. PXP has not and does not time the grant of awards in coordination with the release of material non-public information. Similarly, we have not timed, nor do we plan to time, the release of material non-public information for the purpose of affecting the value of director compensation.

PXP also pays each non-employee director an annual retainer of $35,000. A director that serves as chairman of the audit committee receives an additional annual retainer of $10,000, and each other non-employee committee chairman receives an additional annual retainer of $5,000. Non-employee directors also receive an attendance fee of $3,000 for each board meeting attended (not including telephonic meetings), an attendance fee of $1,000 for each committee meeting attended and an attendance fee of $500 for each telephonic board or committee meeting attended. PXP also reimburses all directors for reasonable expenses they incur while attending board and committee meetings. The board of directors recently evaluated director compensation and made a determination that no change was necessary.

Each non-employee director is allowed to make personal use of PXP’s aircraft for a maximum of 30 flight hours per year.

Any non-employee director may elect to receive shares of PXP common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for regular board and committee meetings. The number of shares is determined by dividing the fee amount by the closing price per share of PXP common stock on the last trading day before the Company becomes obligated to pay the fee.

The SARs owned by Messrs. Dees, Delimitros and Lollar were granted under PXP’s 2002 Rollover Stock Incentive Plan with an exercise price of $10.50 per share. The options owned by Mr. Gerry were granted under Nuevo’s stock incentive plans with exercise prices ranging from $6.79 to $19.26 per share.

Mr. Flores does not receive separate compensation for service on PXP’s board of directors.

ANNEX A

AMENDED AND RESTATED

PLAINS EXPLORATION & PRODUCTION COMPANY

2004 STOCK INCENTIVE PLAN

(As Amended                     , 2007)

1.	Purpose.

The purpose of this Plan is to strengthen Plains Exploration & Production Company, a Delaware corporation (the “Company”), by providing an incentive to its employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries and Affiliates an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Nonqualified Stock Options, SARs, Performance Units and Performance Shares, Share Awards, Restricted Stock and Restricted Stock Units (as each term is herein defined).

2.	Definitions.

For purposes of the Plan:

2.1 “Adjusted Appreciation Value” means, in the event of a Change in Control, the appreciation in the Adjusted Fair Market Value of a Share for purposes of determining payments to be made to a Grantee, and shall be measured by determining the amount equal to the Adjusted Fair Market Value of a Share on the exercise date minus the exercise price of the SAR being exercised.

2.2 “Adjusted Fair Market Value” means, in the event of a Change in Control, the greater of (a) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (b) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of a Change in Control.

2.3 “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

2.4 “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

2.5 “Appreciation Value” means the appreciation in the Fair Market Value of a Share for purposes of determining payments to be made to a Grantee, and shall be measured by determining the amount equal to the Fair Market Value of a Share on the exercise date minus the exercise price of the SAR being exercised.

2.6 “Award” means a grant of SARs, Restricted Stock or Restricted Stock Units, a Performance Award, a Share Award or any or all of them.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cause” means:

(a) for purposes of Section 6.4, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries; and

(b) in the case of an Optionee or Grantee whose employment with the Company, Subsidiary or Affiliate is subject to the terms of an employment agreement between such Optionee or Grantee and the Company, Subsidiary or Affiliate, which employment agreement includes a definition of “Cause”, the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(c) in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries or Affiliates which transaction is adverse to the interests of the Company or any of its Subsidiaries or Affiliates and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar minor offenses) provided, however, that following a Change in Control clause (i) of this Section 2.8(c) shall not constitute “Cause.”

2.9 “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, extraordinary cash dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.10 A “Change in Control” shall mean the occurrence of any of the following:

(a) The acquisition by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of any securities of the Company which generally entitles the holder thereof to vote for the election of directors of the Company (the “Voting Securities”) which, when added to the Voting Securities then “Beneficially Owned” by such Person, would result in such Person either “Beneficially Owning” fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of the Company’s directors; provided, however, that for purposes of this paragraph (a) of Section 2.10, a Person shall not be deemed to have made an acquisition of Voting Securities if such Person; (i) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of open market acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (ii) is the Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Controlled Entity”); (iii) acquires Voting Securities in connection with a “Non-Control Transaction” (as defined in paragraph (c) of this Section 2.10); or (iv) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities as a result of a transaction approved by a majority of the Incumbent Board (as defined in paragraph (b) below); or

(b) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of a merger, consolidation or reorganization involving the Company (a “Business Combination”), unless (i) the stockholders of the Company, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (iii) no Person (other than (x) the Company or any Controlled Entity, (y) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Controlled Entity, or (z) any Person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a Business Combination described in clauses (i), (ii) and (iii) of this paragraph shall be referred to as a “Non-Control Transaction”);

(d) A complete liquidation or dissolution of the Company; or

(e) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Controlled Entity).

Notwithstanding the foregoing, if Optionee’s or Grantee’s employment is terminated and Optionee or Grantee reasonably demonstrates that such termination (x) was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, the date of a Change in Control with respect to Optionee or Grantee shall mean the date immediately prior to the date of such termination of employment.

A Change in Control shall not be deemed to occur solely because (A) fifty percent (50%) or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company or any Controlled Entity or (y) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately prior to such acquisition or (B) Plains Resources Inc. distributes to its stockholders all of the capital stock of the Company then held by it.

2.11 “Code” means the Internal Revenue Code of 1986, as amended.

2.12 “Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

2.13 “Company” means Plains Exploration and Production Company.

2.14 “Director” means a director of the Company.

2.15 “Disability” means: (a) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement (b) the term “Disability” as used in the Company’s long-term disability plan, if any; or (c) in all other cases, the term “Disability” as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

2.16 “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.17 “Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any director, officer or employee of the Company, Subsidiary or Affiliate, (b) any individual to whom the Company or Subsidiary or Affiliate has extended a formal, written offer of employment, or (c) any consultant or advisor of the Company, Subsidiary or Affiliate.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” on any date means the closing sales prices of the Shares (i) on the day before such date, or (ii) on such date if an Agreement so provides, on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

2.20 “Grantee” means a person to whom an Award has been granted under the Plan.

2.21 “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.22 “Nonemployee Director” means a director of the Company who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.23 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

2.24 “Option” means a Nonqualified Stock Option, an Incentive Stock Option, a Formula Option, or any or all of them.

2.25 “Optionee” means a person to whom an Option has been granted under the Plan.

2.26 “Outside Director” means a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.27 “Parent” means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.28 “Performance Awards” means Performance Units, Performance Shares or either or both of them.

2.29 “Performance-Based Compensation” means any Option or Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.30 “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, or a Subsidiary Affiliate or Division will be measured.

2.31 “Performance Objectives” has the meaning set forth in Section 11.

2.32 “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 11.

2.33 “Performance Units” means Performance Units granted to an Eligible Individual under Section 11.

2.34 “Plan” means the Plains Exploration & Production Company 2004 Stock Incentive Plan, as amended and restated from time to time.

2.35 “Retained Distribution” means any securities or other property (other than regular cash dividends) distributed by the Company in respect of Restricted Stock during any Restricted Period.

2.36 “Restricted Period” means the period designated by the Committee during which Restricted Stock may not be sold, assigned, pledged or otherwise encumbered.

2.37 “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 9.

2.38 “Restricted Stock Unit” means a right to receive one Share or a cash amount equal to the Fair Market Value of one Share or a combination thereof, as determined by the Committee in its sole discretion, subject to the terms of the Plan and the applicable Agreement.

2.39 “SAR” means a right to receive the Appreciation Value of a Share.

2.40 “Share Award” means an Award of Shares granted pursuant to Section 11.

2.41 “Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

2.42 “Subsidiary” means (i) except as provided in subsection (ii) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (ii) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns 50% or more of the outstanding equity or other ownership interests.

2.43 “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent, Subsidiary or Affiliate.

3.	Administration.

3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall be a majority of the members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if made by a vote at a meeting duly called and held. The Committee shall consist of one (1) or more Directors and may consist of the entire Board. If the Committee consists of less than the entire Board, then with respect to any Option or Award to an individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two (2) Directors each of whom shall be a Nonemployee Director and to the extent necessary for any award under the Plan to qualify as performance-based compensation for the purposes of Section 162(m) of the Code, the Committee shall consist of at least two (2) Directors each of whom shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director and an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

3.2 No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

3.3 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a) determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b) select those Eligible Individuals to whom Awards shall be granted under the Plan and to determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(c) to construe and interpret the Plan and the Options and Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

(d) to determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(e) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

4.	Stock Subject to the Plan; Grant Limitations.

4.1 The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 8,400,000: provided, however, that in the aggregate, not more than 8,400,000 of the allotted Shares may be made the subject of Restricted Stock awards or Restricted Stock Units under Section 9 and 10 of the Plan respectively (other than Shares of Restricted Stock made in settlement of Performance Units pursuant to Section 11.1(b)). The maximum number of Shares that may be the subject of Options and Awards granted to an Eligible Individual in any one calendar year period may not exceed 500,000 Shares; provided, however, that pursuant to currently existing agreements, in the event of a Change in Control the maximum number of Shares that may be the subject of Options and Awards granted to an Eligible Individual in the year in which the Change in Control occurs may exceed 500,000 Shares, but may not in any event exceed 2,500,000 Shares. The maximum dollar amount of cash or the Fair Market Value of Shares that any Eligible Individual may receive in any calendar year in respect of Performance Units denominated in dollars may not exceed $1,000,000. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board.

4.2 In connection with the grant of an Option or an Award (other than the grant of a Performance Unit denominated in dollars), the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated; provided, however, that if any Option is exercised by tendering Shares, either actually or by attestation, as full or partial payment of the exercise price, the maximum number of Shares available under Section 4.1 shall be increased by the number of Shares so tendered. In connection with the exercise of an Award of SARs, the maximum number of Shares available under Section 4.1 shall be increased by the number of Shares equal to the number of SARs being exercised minus the number of Shares that are issued upon such exercise, provided that if the number of Shares issued is greater than the number of SARs being exercised, the amount equal to the difference between those numbers shall be subtracted from the maximum number of Shares available under the Plan.

4.3 Whenever any outstanding Option or Award or portion thereof expires, is canceled, is settled in cash (including the settlement of tax withholding obligations using Shares) or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or

Award, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder.

4.4 In no event may more than 8,400,000 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan.

5.	Option Grants for Eligible Individuals.

5.1 Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. Subject to applicable law and regulations, Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary or Affiliate.

5.2 Exercise Price. The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

5.3 Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall after the expiration of ten (10) years from the date it is granted; provided, however, that unless the Committee provides otherwise an Option (other than an Incentive Stock Option) may, upon the death of the Optionee prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Optionee’s death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4 Vesting. Subject to Section 7.4, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5 Limitations on Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no Incentive Stock Option shall be granted more than ten years after the effective date of the Plan. An Option shall be treated as an Incentive Stock Option only to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares with respect to which all Incentive Stock Options held by an Optionee (under the Plan and all other plans of the Company, its Parent or any Subsidiary), become exercisable for the first time during any calendar year does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. To the extent this limitation is exceeded, an Option shall be treated as a Nonqualified Stock Option regardless of its designation as an Incentive Stock Option. Should any Incentive Stock Option remain exercisable after three months after employment terminates for any reason other than Disability or death, or after one year if employment terminates due to Disability, the Option shall immediately be converted to a Nonqualified Stock Option. In order to obtain the benefits of an Incentive Stock Option under the Code, no sale or other disposition may be made of any shares upon exercise of such Option until the later of one year from the date of issuance of the shares acquired pursuant to the exercise of the Option, or two years from the grant date of the Option. The Company shall have no liability in the event it is determined that any Option intended to be an Incentive Stock Option fails to qualify as such, whether such failure is a result of a disqualifying disposition or the terms of this Plan or any governing Agreement.

6.	Grants for Nonemployee Directors and Outside Directors.

6.1 Grant. In its discretion, the Committee may elect to grant Options (and other Awards) to Nonemployee Directors or Outside Directors under any terms or conditions it deems reasonable.

7.	Terms and Conditions Applicable to All Options.

7.1 Non-Transferability. No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option may be transferred to members of the Optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Optionee. For this purpose, immediate family means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

7.2 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail or telecopy to the Secretary of the Company at the Company’s principal executive office (or through such other notification method that the Committee may adopt), specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid, in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) a combination of cash and the transfer of Shares; provided, however, that the Committee may determine that the exercise price shall be paid only in cash. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares. Notwithstanding the foregoing, to the extent that the Committee determines that a cashless exercise or other method of exercise hereunder by an Optionee would be deemed under applicable law, regulation or exchange requirement, to be an impermissible extension of credit or arrangement of credit by the Company for the benefit of an officer, or to be prohibited for any other reason, such method of exercise shall not be permitted with respect to such Optionee.

7.3 Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

7.4 Effect of Change in Control. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of an Option, an Optionee will be permitted to surrender to the Company for cancellation within ninety (90) days after such Change in Control any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (a) (i) in the case of a Nonqualified Stock Option, the greater of (A) the Fair Market Value, on the day preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or (B) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or (ii) in the case of an Incentive Stock Option, the Fair Market Value, on the day preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (b) the aggregate exercise price for such Shares under the Option or portion thereof surrendered. The Committee has the discretion to modify an Option to include the provision set forth in the preceding sentence. In the event that the Committee requires exercise of Options at the time of such Change in Control, they shall be cancelled effective as of the Change in Control. The Committee may require cancellation of Options in the Agreement evidencing the Options or by resolution at the time of a Change in Control. Notwithstanding any other provision of this Plan or any Agreement, the Committee may require such cancellation without an Optionee’s consent even if the cancellation is a modification of the terms of an Option. In the event an Optionee’s employment or service with the Company and its Subsidiaries terminates following a Change in Control, each Option held by the Optionee that remains outstanding after the Change in Control and that was exercisable as of the date of termination of the Optionee’s employment or service shall, notwithstanding any shorter period set forth in the Agreement evidencing the Option, remain exercisable for a period ending not before the earlier of (x) the first anniversary of the termination of the Optionee’s employment or service or (y) the expiration of the stated term of the Option.

8.	SARs.

8.1 Grant. The Committee may in its discretion, either alone or in connection with the grant of an Option, grant SARs to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a SAR shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 8, be subject to the same terms and conditions as the related Option. A SAR may be granted (i) at any time if unrelated to an Option, or (ii) if related to an Option, at the time of grant.

8.2 SAR Related to an Option.

(a) Exercise. A SAR granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable. A SAR granted in connection with an Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price specified in the related Option Agreement.

(b) Amount Payable. Upon the exercise of SARs related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (A) the Appreciation Value of a Share, by (B) the number of SARs being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any SAR by including such a limit in the Agreement evidencing the SAR at the time it is granted.

(c) Treatment of Related Options and SARs Upon Exercise. Upon the exercise of a SAR granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the SAR is exercised, and upon the exercise of an Option granted in connection with a SAR, the SAR shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

8.3 SAR Unrelated to an Option. The Committee may grant SARs unrelated to Options. SARs unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 8.7),

vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. Upon exercise of a SAR unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (A) the Appreciation Value of a Share, by (B) number of SARs being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any SAR by including such a limit in the Agreement evidencing the SAR at the time it is granted.

8.4 Method of Exercise. The exercise of an Award of SARs shall be made only by a written notice delivered in person or by mail or telecopy to the Secretary of the Company at the Company’s principal executive office (or through such other notification method that the Committee may adopt), specifying the number of SARs with respect to which the Award is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the SARs being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

8.5 Form of Payment. Payment of the amount determined under Sections 8.2(b) or 8.3 shall be made solely in cash.

8.6 Effect of Change in Control. In the event of a Change in Control, all outstanding SARs shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of a SAR unrelated to an Option (including as such Agreement may be amended in the Committee’s sole discretion prior the Change in Control), a Grantee will be entitled to receive a payment from the Company in cash (provided that the SARs have any Appreciation Value), as the Committee shall determine, with a value equal to (A) the greater of (x) the aggregate Appreciation Value, on the date of exercise, of the unexercised SARS and (y) the aggregate Adjusted Fair Market Value, on the date of exercise, of the unexercised SARs. In the event that the Committee requires exercise of SARs at the time of such Change in Control (even if they have no Appreciation Value), they shall be cancelled effective as of the Change in Control. The Committee may require cancellation of SARs in the Agreement evidencing the SARs or by resolution at the time of a Change in Control. Notwithstanding any other provision of this Plan or any Agreement, the Committee may require such cancellation without a Grantee’s consent even if the cancellation is a modification of the terms of the SARs. In the event a Grantee’s employment or other service with the Company terminates following a Change in Control and any SARs remain outstanding after the Change in Control, each SAR held by the Grantee that was exercisable as of the date of termination of the Grantee’s employment or other service shall remain exercisable for a period ending not before the earlier of the first anniversary of (A) the termination of the Grantee’s employment or (B) the expiration of the stated term of the SAR.

8.7 Non-Transferability. No SARs shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and SARs shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Award of SARs at the time of grant or thereafter, that the SARs may be transferred to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Award of SARs shall be deemed to be the Grantee. For this purpose, immediate family means the Grantee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Award shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

9.	Restricted Stock.

9.1 Grant. The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 9.

9.2 Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares (other than Retained Distributions). The Company shall retain custody of all Retained Distributions made or declared with respect to the Restricted Stock and such Retained Distributions shall be subject to the same restrictions on terms and conditions as are applicable to the Restricted Stock.

9.3 Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 9.4, such Shares and Retained Distribution shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

9.4 Lapse of Restrictions.

(a) Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine (the “Restricted Period”). The Agreement evidencing the Award shall set forth any such restrictions.

(b) Effect of Change in Control. Unless the Committee shall determine otherwise at the time of the grant of an Award of Restricted Stock, the restrictions upon Shares of Restricted Stock shall lapse upon a Change in Control. The Agreement evidencing the Award shall set forth any such provisions.

9.5 Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

9.6 Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

10.	Restricted Stock Units.

10.1 Grant. The Committee may grant Awards of Restricted Stock Units to Eligible Individuals, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine, subject to the terms and provisions set forth below in this Section 10.

10.2 Rights of Grantees. Until all restrictions upon the Restricted Stock Units awarded to a Grantee shall have lapsed in the manner set forth in Section 10.5, the Grantee shall not be a shareholder of the Company, nor have any of the rights or privileges of a shareholder of the Company, including, without limitation, rights to receive dividends and voting rights.

10.3 Restricted Stock Unit Account. The Company shall establish and maintain a separate account (“Restricted Stock Unit Account”) for each Grantee who has received a grant of Restricted Stock Units, and such account shall be credited for the number of Restricted Stock Units granted to such Grantee. Unless otherwise provided in an applicable Restricted Stock Unit Agreement, a Grantee’s Restricted Stock Unit Account shall be credited for any securities or other property (including regular cash dividends) distributed by the Company in respect of its Shares. Any such property shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate.

10.4 Non-transferability. Until all restrictions upon the Restricted Stock Units awarded to a Grantee shall have lapsed in the manner set forth in Section 10.5, such Restricted Stock Units and any related securities, cash dividends or other property credited to a Restricted Stock Unit Account shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

10.5 Vesting.

(a) Generally. Restricted Stock Units awarded hereunder and any related securities, cash dividends or other property credited to the Restricted Stock Unit Account shall vest at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award of Restricted Stock Units shall set forth any such terms and conditions.

(b) Effect of Change in Control. Unless the Committee shall determine otherwise at the time of the grant of an Award of Restricted Stock Units, the Restricted Stock Units and any related securities, cash dividends or other property credited to the Restricted Stock Unit Account shall vest upon a Change in Control. The Agreement evidencing the Award of Restricted Stock Units shall set forth any such provisions.

10.6 Payment or Delivery of Shares and Other Property. As soon as practicable after each vesting date of an Award of Restricted Stock Units, payment shall be made in Shares or in cash or in a combination thereof (based upon the Fair Market Value of the Shares on the day all restrictions lapse), as determined by the Committee in its sole discretion. If payment is made in Shares, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares free of all restrictions hereunder. Any securities, cash dividends or other property credited to a Restricted Stock Unit Account other than Restricted Stock Units shall be paid in kind, or, in the discretion of the Committee, in cash.

11.	Performance Awards.

11.1 Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in Section 11.3(c) of (i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee, (ii) in the case of dollar-denominated Performance Units, the specified dollar amount or (iii) a percentage (which may be more than

100%) of the amount described in clause (i) or (ii) depending on the level of Performance Objective attainment; provided, however, that, the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(a) Vesting and Forfeiture. Subject to Sections 11.3(c) and 11.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

(b) Payment of Awards. Subject to Section 11.3(c), payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 11.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

11.2 Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

(a) Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b) Non-transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Sections 11.2(c) or 11.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

(c) Lapse of Restrictions. Subject to Sections 11.3(c) and 11.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

(d) Treatment of Dividends. At the time the Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(e) Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

11.3 Performance Objectives.

(a) Establishment. Performance Objectives for Performance Awards may be expressed in terms of (i) revenue, (ii) net income, (iii) operating income; (iv) earnings per Share, (v) Share price, (vi) pre-tax profits, (vii) net earnings, (viii) return on equity or assets, (ix) sales, (x) market share, (xi) total Shareholder return, (xii) total Shareholder return relative to peers or (xiii) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates, any of its Divisions or segments or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

(b) Effect of Certain Events. At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Performance Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives), include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures or other corporate transactions, core process redesigns, structural changes/outsourcing, and foreign exchange impacts.

(c) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance Based Compensation.

11.4 Effect of Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee and set forth in the Agreement evidencing the Award:

(a) With respect to Performance Units, the Grantee shall (i) become vested in all outstanding of the Performance Units as if all Performance Objectives had been satisfied at the maximum level and (ii) be entitled to receive in respect of all Performance Units which become vested as a result of a Change in Control a cash payment within ten (10) days after such Change in Control.

(b) With respect to Performance Shares, all restrictions shall lapse immediately on all outstanding Performance Shares as if all Performance Objectives had been satisfied at the maximum level.

(c) The Agreements evidencing Performance Shares and Performance Units shall provide for the treatment of such Awards (or portions thereof), if any, which do not become vested as the result of a Change in Control, including, but not limited to, provisions for the adjustment of applicable Performance Objectives.

11.5 Non-transferability. Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

12.	Other Share Based Awards.

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

13.	Effect of a Termination of Employment.

Unless set forth in this Plan, the Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment or other service of the Optionee or Grantee by the Company, or a Subsidiary, Affiliate or Division (including a termination or change by reason of the sale of a Subsidiary, Affiliate or Division), which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter. Notwithstanding the foregoing, if the terms of any employment agreement require that Options or Awards granted to an individual receive a specific treatment upon termination of employment, such terms shall be deemed to have been included in the Optionee’s or Grantee’s Agreement evidencing the Option or Award as of the date of grant of such Option or Award provided that such terms do not conflict with any of the terms of the Plan.

14.	Adjustment Upon Changes in Capitalization.

(a) In the event of a Change in Capitalization, the aggregate number and class of securities available under the Plan and issued pursuant to any outstanding Options or Awards shall be equitably adjusted by the Committee as necessary to ensure that after a Change in Capitalization the shares subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event. Subject to any required action by the Board or the stockholders, the Committee shall, in such manner as it may deem equitable, adjust (i) the number and type of shares of common stock of the Company or any Affiliate with respect to which Options or Awards may be granted under the Plan, (ii) the maximum number of shares that may be covered by Options or Awards granted under the Plan during any period, (iii) the maximum number of shares that may be covered by Options or Awards to any single individual during any calendar year, (iv) the number of shares subject to outstanding Options or Awards, and (v) the grant or exercise price with respect to an Option or Award. Such adjustment in an outstanding Option shall be made (i) without change in the total price applicable to the Option or any unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and (ii) with any necessary corresponding adjustment in exercise price per share; provided, however, the Committee shall not take any action otherwise authorized under this Section 14(a) to the extent that such action would materially reduce the benefit or result in adverse tax consequences to the Participant without the consent of the Participant. The Committee’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b) Any such adjustment in the Shares or other stock or securities subject to: (i) outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Options or Awards as Performance-Based Compensation, or (ii) outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made, to the extent possible, in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and as permitted by Sections 422 and 424 of the Code.

(c) If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

15.	Effect of Certain Transactions.

Subject to Sections 7.4, 8.7, 9.4(b), 10.5(b) and 11.4 or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. The treatment of any Option or Award as provided in this Section 15 shall be conclusively presumed to be appropriate for purposes of Section 11.

16.	Interpretation.

Following the required registration of any equity security of the Company pursuant to Section 12 of the Exchange Act:

(a) The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

(b) Unless otherwise expressly stated in the relevant Agreement, each Option, and Performance Award granted under the Plan is intended to be Performance-Based Compensation. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as Performance-Based Compensation.

17.	Termination and Amendment of the Plan or Modification of Options and Awards.

The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan or any Agreement hereunder; provided, however, that:

(a) no such amendment, modification, suspension or termination shall: (i) impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee (unless expressly provided for and only to the extent provided for in Sections 7.4, 8.7, 14(b)(ii), or 15, (ii) deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan, or (iii) constitute a repricing of any Option or substitute a new Option for a previous Option which substitution would constitute a repricing, and

(b) to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

18.	Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

19.	Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c) limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the employment of any person at any time; or

(d) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

20.	Regulations and Other Approvals; Governing Law.

20.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

20.2 The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

20.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

20.4 Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

20.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

21.	Miscellaneous.

21.1 Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual unless such substitution would constitute a repricing.

21.2 Withholding of Taxes.

(a) At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in the Agreement at the time of grant, or at any time thereafter, that the Optionee or Grantee, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

(b) If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

21.3 Substitute Options and Awards. The Committee shall have the authority to substitute Options and Awards under this Plan for any options and awards that are transferred to the Company or an Affiliate whether such transfer occurs due to a Change in Control or any other corporate action or transaction that the

Committee deems appropriate for such substitution. The number of Shares covered by such substitute Options or Awards shall not reduce the aggregate number of Shares available for grant under the Plan; and shall not be subject to the other limitations set forth in Section 4.1 unless required by applicable law. The date of grant of any replacement Option or Award shall relate back to the initial option or award being assumed or replaced, and service with the acquired business shall constitute service with the Company or its Affiliates the date it was adopted.

21.4 Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to that section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A of the Code will have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

21.5 Effective Date. The effective date of this Plan shall be the date it was adopted by the Board; provided, however, that any Options or Awards granted hereunder prior to the date that the Company’s stockholders approve the Plan shall be contingent on such approval, and no Incentive Stock Options may be granted hereunder unless approval by the Company’s Stockholders occurs within twelve (12) months of adoption of the Plan by the Board. Unless the Company determines to submit Section 11 of the Plan and the definition of Performance Objectives to the Company’s stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further Performance Awards may be made to Grantees who are subject to Section 162(m) of the Code under Section 11 after the date of such annual meeting, but the remainder of the Plan will continue in effect.

C/O AST

59 MAIDEN LANE PLAZA LEVEL NEW YORK, NY 10038

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Plains Exploration & Production Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plains Exploration & Production Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PEPCX1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAINS EXPLORATION & PRODUCTION COMPANY

The Company’s Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.

1. Election of Directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.

01) James C. Flores, 02) Isaac Arnold, Jr., 03) Alan R. Buckwalter, III, 04) Jerry L. Dees, 05) Tom H. Delimitros, 06) Robert L. Gerry, III, and 07) John H. Lollar

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2. Proposal to approve the amendment of the Company’s 2004 Stock Incentive Plan as described in the accompanying proxy statement.

For Against Abstain

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Please sign this proxy as your name(s) appear(s) above. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

For comments please check this box and write them on the other side of this card.

Yes No

Please indicate if you plan to attend this meeting.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

3. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

For Against Abstain

PLAINS EXPLORATION & PRODUCTION COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 3, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE

PLAINS EXPLORATION & PRODUCTION COMPANY BOARD OF DIRECTORS

The undersigned appoints James C. Flores and John F. Wombwell, and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the shares of common stock of Plains Exploration & Production Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting to be held in Houston, Texas on Thursday, May 3, 2007 in the manner shown on this form as to the following matters and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, including an adjournment for the purpose of soliciting additional proxies.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE ON EACH PROPOSAL.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)